UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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FLEETCOR TECHNOLOGIES, INC.

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2021 Notice of Annual Meeting & Proxy Statement

A LETTER FROM OUR CHIEF EXECUTIVE OFFICER

Ronald F. Clarke Chairman & Chief Executive Officer

My Fellow Shareholders,

2020 can only be described as a difficult and challenging year, but one that still provided opportunity to improve the Company on several fronts. Most importantly, we successfully transitioned to work from home with a safe and secure technology environment, while supporting our team members and continuing to serve our clients at very high levels. In the first half of the year, we were focused on protecting our assets, and helping our clients manage though the challenging environment. As the year progressed, we were able to return to more fundamental business operations of driving growth and earnings, and positioning for the future. We exited the year in a good position from a sales perspective, and would expect to return to growth in 2021. I believe we are well-positioned to continue to deliver value to shareholders for years to come.

Enhancements to Governance & Compensation Practices

We continue our outreach efforts to gather shareholders’ input and perspective, involving both the Board of Directors and senior management. As a result of engagement with shareholders over the past several years on a variety of important topics, especially executive compensation, our Board of Directors made significant changes that resulted in 96% support for our 2020 Say-on-Pay proposal.

Through our outreach efforts, we have engaged meaningfully with shareholders, listened carefully to their feedback, taken advice from leading proxy advisory firms, and adopted governance practices and executive compensation designs that comprehensively align with prevailing best practices.

Recent Governance Changes

Based on input from shareholders and advisors, we have recently:

Appointed an Independent Lead Director

Improved Board diversity with the appointment of Archie L. Jones, Jr.

Created a stand-alone Nomination and Governance Committee

Amended the Bylaws to give shareholders the power to call a special meeting

Published our inaugural Corporate Responsibility and Sustainability Report

Further details regarding these changes can be found in the CD&A section of this 2021 Proxy Statement.

COVID-19 Driven Compensation Changes

The impact from COVID-19 was significant on our stakeholders in 2020. As such, we made the following changes to our executive pay program:

My salary was temporarily reduced to zero, and I received no equity grants in 2020

Other NEO salaries were temporarily reduced by 50%

NEO potential cash incentive and performance-based equity award payouts were reduced by 50%

In order to incentivize our management team to optimize and position our assets in 2020 and beyond, we adjusted our cash incentive and performance-based equity target goals after re-planning the second half of the year and establishing new goals for the remainder of the year.

We believe our executive pay program exhibits strong pay-for-performance alignment, and is closely linked to shareholder value creation. We are committed to fully and transparently describing our executive compensation programs in the CD&A section of this 2021 Proxy Statement.

2021 Notice of Annual Meeting & Proxy Statement	1

A LETTER FROM OUR CHIEF EXECUTIVE OFFICER

Environmental & Social Endeavors

We are excited about our upcoming 2021 Corporate Responsibility and Sustainability report as we take another step towards increased transparency. We also look forward to sharing the progress we’ve made. We expect to make the report available in the fall.

Performance & Positioning

For 2020 and despite the impact of a worldwide pandemic, we reported revenue of approximately $2.4 billion and adjusted net income per diluted share (Adjusted EPS) of $11.09 (as further described on Appendix A). Volumes and customer activity were muted, but we managed both credit and expenses exceptionally well. We continue to invest in IT, and we had our best year in terms of overall system uptime.

Strategically, we signed or closed a number of acquisitions, which add scale to our portfolio. Our “beyond” efforts continue in Brazil, where 25% of all new tags sold in 2020 were urban tags that can be used at merchants outside of toll plazas. We are also making great strides in helping our UK fleet clients transition to electric vehicles (EV) that enable the management of mixed fleets from one dashboard.

We are positioned for faster growth by focusing on new spend categories (e.g., SMB online accounts payable) with dramatically larger addressable markets. We also believe our strong balance sheet and low leverage sets up well for future acquisitions and/or stock repurchases.

Your Support

We trust our pay programs and governance practices demonstrate how seriously we take shareholders’ input. On behalf of our Board of Directors, we appreciate our shareholders’ feedback and will continue to reach out on a regular basis to gain further insights and perspectives. We sincerely hope the changes we have made thus far will be viewed favorably, and ask that you vote with our recommendations.

Thank you for your continued support and investment in FLEETCOR.

Sincerely,

Ronald F. Clarke

Chairman & Chief Executive Officer

Annual Meeting of Shareholders

The Company’s Annual Meeting of Shareholders will be held at 3280 Peachtree Road, Suite 2400 Atlanta, Georgia 30305 on June 10, 2021 at 10:00 a.m.

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NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

Meeting Date and Time:	Meeting Place:	Record Date:
June 10, 2021	3280 Peachtree Road, Suite 2400	April 16, 2021
10:00 a.m. Eastern Daylight Time	Atlanta, Georgia 30305*

Agenda

To elect the seven directors

To ratify the reappointment of Ernst & Young LLP as the Company’s independent public accounting firm

To approve, on an advisory basis, named executive officer compensation

To vote on a shareholder proposal for a shareholder right to vote by written consent, if properly presented

We may transact other business that properly comes before the meeting.

Mailing Date and Availability of Proxy Materials

On or about April 27, 2021, we mailed a notice of electronic availability of proxy materials to shareholders. Shareholders of record at the close of business on April 16, 2021 are entitled to receive notice of and to vote at, the meeting.

YOUR VOTE IS IMPORTANT

Please vote as soon as possible by one of the methods shown below, whether or not you expect to attend the annual meeting. Be sure to have your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials in hand and follow the instructions below. Vote by 11:59 P.M. ET the day before the meeting.

By Internet	By Phone	By Mail
www.proxyvote.com Use the internet to transmit your voting instruction and for electronic delivery of information	1-800-690-6903 Use any touch tone telephone to transmit your voting instructions	Mark, sign and date your proxy card and return it in the postage-paid envelope provided with your proxy materials or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

Sincerely,

FLEETCOR Board of Directors

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 10, 2021:

Our Proxy Statement and Annual Report to Shareholders are available at investor.fleetcor.com.

*As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be available at investor.fleetcor.com.

2021 Notice of Annual Meeting & Proxy Statement	3

4	2021 Notice of Annual Meeting & Proxy Statement

01. SUMMARY

Information About Our 2021 Annual Meeting

Date and Time: Thursday, June 10, 2021, at 10:00 a.m. Eastern Daylight Time

Place: Our offices at 3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305*

Record Date: April 16, 2021 (83,349,560 common shares and 310,505 unvested restricted shares entitled to vote as of the record date).

Voting: Holders of common shares as of the close of business on April 16, 2021 may vote at the meeting. One vote per share for each director nominee and each of the other proposals described below.

Proposals and Board Recommendations

Proposal	Board Recommendation	For More Information
To elect the seven directors	FOR each nominee	Page 60
To ratify the reappointment of Ernst & Young LLP as our independent public accounting firm for 2021	FOR	Page 60
To approve, on an advisory basis, named executive officer compensation	FOR	Page 61
To vote on a shareholder proposal for a shareholder right to vote by written consent, if properly presented	AGAINST	Page 61

For complete information regarding our 2021 annual meeting of shareholders, the proposals to be voted on and our performance, please review the entire proxy statement and our 2020 annual report, available at investor.fleetcor.com and proxyvote.com.

*As part of our precautions regarding the coronavirus or COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be available at investor.fleetcor.com.

2021 Notice of Annual Meeting & Proxy Statement	5

02. FLEETCOR AT A GLANCE

$2.4B ANNUAL REVENUE 600,000 DIRECTLY SERVED BUSINESS CLIENTS 2.6B+ TRANSACTIONS PER YEAR 8,400+ EMPLOYEES

FLEETCOR Technologies, Inc. (“FLEETCOR”) is a leading global provider of digital payment solutions that enables businesses to control purchases and make payments more effectively and efficiently. We serve businesses, partners, merchants, consumers and payment networks in North America, Latin America, Europe, and Asia Pacific.

Businesses spend an estimated $170 trillion each year. In many instances, they lack the proper tools to monitor what is being purchased, and employ manual, paper-based, disparate processes and methods to both approve and make payments for their purchases. This often results in wasted time and money due to unnecessary or unauthorized spending, fraud, receipt collection, data input and consolidation, report generation, reimbursement processing, account reconciliations, employee disciplinary actions, and more.

Our wide range of modern, digitized solutions generally provide control, reporting, and auto-mation benefits superior to many of the payment methods businesses often used such as cash, paper checks, general purpose credit cards, as well as employee pay and reclaim processes. In addition to delivering meaningful value to our customers, our solutions also share several important and attractive business model characteristics such as:

Customers are primarily businesses, which tend to have relatively predictable, consistent volumes;
Recurring revenue models driven by recurring volume, resulting in predictable revenue;
Similar business-to-business (B2B) selling systems with common sales approaches, management and reporting;
Specialized technology platforms and proprietary payment acceptance networks, which create competitive advantages and barriers to entry; and
High EBITDA margins and cash flow translation given limited infrastructure investment requirements.

Our Vision

FLEETCOR’s vision is that every payment is digital, every purchase is controlled, and every related decision is informed. Digital payments are faster and more secure than paper-based methods such as checks, and provide timely and detailed data which can be utilized to effectively reduce unauthorized purchases and fraud, automate data entry and reporting, and eliminate reimbursement processes. Combining this payment data with analytical tools delivers powerful insights, which managers can use to better run their businesses.

Our Mission

FLEETCOR’s mission is to provide businesses with a better way to pay, by replacing outdated payment methods such as checks and cash, and displacing the incumbent providers of those methods. Through the digitalization of payments, we create and support robust ecosystems which benefit all participating constituents: payment-making customers, payment-accepting merchants, tax-collecting governments, and FLEETCOR.

As of December 31, 2020

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02. FLEETCOR AT A GLANCE

Our Strategy

We are executing on a strategy of further penetration through product enhancements and incremental sales pressure along with our “beyond” strategy, to serve new customer segments, and cross sell new services back to our existing customer base. We continue to enhance our solutions to displace inferior payment methods, improve customers’ mobile and digital experiences, and extend utility. We actively market and sell to current and prospective customers leveraging a multi-channel go-to-market approach, which includes direct sales forces, comprehensive digital channels, and strategic partner relationships. We supplement our organic growth strategy and sales efforts by pursuing attractive acquisition opportunities, which serve to strengthen or extend our market positions and total addressable market. With a long, proven operating history, FLEETCOR now serves hundreds of thousands of business customers with millions of cardholders making payments to millions of vendors around the world.

Our Performance

FLEETCOR has become a global leader in business payments by delivering a superior track record of growth, generating compound annual growth rates of 18% in revenue and 20% in adjusted net income per share (Adjusted EPS) since our first full year as a public company in 2011.

1. Adjusted net income per share is GAAP net income per share as reflected in our statement of income, adjusted to eliminate certain items. The reconciliation of adjusted net income per share to our GAAP numbers is provided in Appendix A to this proxy statement.

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02. FLEETCOR AT A GLANCE

FLEETCOR’s ability to execute consistently on our strategy and deliver sustained revenue and profit growth has translated into an attractive return for shareholders since 2011, delivering a compound annual growth rate of 28% in share price.

Relative Share Price Performance Chart

The above graph assumes $100 invested on December 31, 2011, at the closing per share price of our common shares on that day ($29.87) through December 31, 2020 and compares (a) the percentage change of our cumulative total shareholder return on the common shares (as measured by dividing (1) the difference between our share price at the end and the beginning of the period presented by (2) the share price at the beginning of the periods presented) with (b) (1) the S&P 500® Data Processing & Outsourced Services index, (2) the S&P 500®, and (3) the Russell 2000.

Our Board of Directors

In order to oversee our complex, global business, our Board is comprised of experienced individuals who are engaged in their duties and invested in our Company’s success. Our Board recognizes the importance of independence from management and ensures its responsiveness to shareholders by directly connecting directors’ interests with those of our shareholders. Our Board and management have taken a long-term view toward shareholder engagement and recognize that continuous solicitation and consideration of shareholder feedback is critical to driving growth and creating shareholder value. As a result, we regularly engage with our shareholders throughout the year by multiple means to encourage ongoing, meaningful dialogue.

We encourage you to visit the “Corporate Governance” area of the “Investor Relations” section of our website (http://investor.fleetcor.com) where you will find detailed information about our corporate governance practices, including our key governance documents listed below:

Code of Business Conduct and Ethics
Policy Regarding Interested Party Communications with the Board of Directors
Corporate Governance Guidelines
Insider Trading Policy
Board Committee Charters

The reports and other information contained on websites referred to in this proxy statement (other than to the extent specifically referred to herein as required by the rules of the NYSE or the SEC) are not part of this proxy solicitation and are not incorporated by reference into this proxy statement or any other proxy materials.

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02. FLEETCOR AT A GLANCE

Forward-Leaning Corporate Governance

In response to our shareholder engagement efforts and recent shareholder votes at our annual meetings, we have taken significant steps to adopt many corporate governance best practices:

Broader Director diversity search criteria
Declassified Board of Directors
Lead Independent Director
Majority voting in Director elections
Expanded shareholder engagement
Proxy access
Shareholder right to call special meetings
No supermajority shareholder voting
Regular review of governance practices
Expanded environmental, social and governance (ESG) initiatives, including our first Corporate Responsibility and Sustainability report published in 2020

Forward-Leaning Compensation Practices

FLEETCOR has also embraced best practices in our compensation programs, which strongly support our pay-for-performance philosophy and culture:

NEO compensation aligned with Company and, as applicable, division performance
Base salary levels generally at or below peer median
Target annual cash incentives generally at or below peer median
Significant portion of NEO compensation generally delivered in the form of equity-based awards
Different performance metrics for different compensation components
Incentive payouts tied closely to achieving published guidance where applicable
Significant stock ownership requirements
No repricing or cashing out of underwater stock options or stock appreciation rights
No hedging or pledging of common shares
No excise tax gross-ups
No excessive perquisites
Maintain a compensation clawback policy that is stronger than current law requires
Double-trigger change of control provisions
Below-market severance coverage
Shareholder engagement includes governance committee Chair, additional Board members and management
Regular review of compensation programs

Shareholder Right To Call A Special Meeting

The Board carefully considered the proposal that was presented at the 2020 shareholder meeting regarding the ability of shareholders to call a special meeting. We recognize that the Board is accountable to our shareholders, and we believe our governance practices promote our accountability and advance the creation of shareholder value over the long term. As such, on October 22, 2020, the Board of Directors approved and adopted an amendment to the Amended and Restated Bylaws to allow, subject to certain terms and conditions, shareholders holding not less than 25% of the Company’s outstanding common stock to call a special meeting of shareholders. The Board believes that it has struck an appropriate balance between providing shareholders meaningful governance rights and protecting against misuse of those rights.

We adopted a 25% threshold after considering feedback from interested stakeholders (including our largest shareholders) in tandem with our concern that adopting a relatively low ownership requirement to call special meetings, could result in misuse by enabling a small minority of shareholders to pursue narrow special interests that may not be in the best interests of all shareholders. In particular, given existing ownership concentrations of the Company’s stock, certain shareholders alone and/or a very small number of shareholders could satisfy the 10% threshold (as proposed in the 2020 shareholder proposal) and use the right to advocate special interest agendas. The Company also considered the significant resources required to convene a special meeting, the fact that numerous and unexpected special meetings can divert Board and executive management attention away from managing the business on behalf of all shareholders, and the opportunities shareholders already have to engage in regular, substantive dialogue with the Company to communicate their views and offer feedback.

Against this background, the Board determined that adopting a mechanism for shareholders holding 25% of the outstanding shares to convene a meeting between annual meetings of shareholders was an appropriate threshold.

2021 Notice of Annual Meeting & Proxy Statement	9

02. FLEETCOR AT A GLANCE

Thoughtful COVID-19 Compensation Decisions

In addition to employing the best practices discussed above in our general compensation structure, our Compensation Committee acted quickly and decisively to adjust our compensation practices in light of COVID-19. As further discussed in “Compensation Discussion and Analysis,” these changes included:

CEO salary was temporarily reduced to zero, and no equity was awarded to the CEO
Other NEO salaries were temporarily reduced by 50%
NEO potential cash incentive and performance-based equity award payouts were reduced by 50%

In order to incentivize our management team to optimize and position our assets in 2020 and beyond, we adjusted our cash incentive and performance-based equity target goals after re-planning the second half of the year during the summer of 2020 and establishing new goals for the remainder of the year. We believe our executive pay program exhibits strong pay-for-performance alignment, and is closely linked to shareholder value creation — particularly in a difficult year for our stakeholders.

Shareholder Engagement Results

Our 2020 shareholder outreach regarding executive compensation was a continuation of our annual comprehensive shareholder engagement plan. We have taken decisive action in recent years in response to our shareholder outreach initiatives and we believe that our compensation practices address the feedback we received. Our robust on and off-cycle engagement ensured that we heard the feedback of our shareholders (each as of December 31, 2020): (a) we offered to shareholders representing approximately 50.7% of outstanding shares to meet with the Chair of our Nomination and Governance Committee, (b) of those offered, 49.8% accepted the invitation, and (c) after we mailed the 2020 proxy, but before the 2020 shareholder meeting, we offered the opportunity to discuss our proxy with our top 10 shareholders (as of December 31, 2019).

Our Commitment to Culture, Diversity, Inclusion, Belonging, and Sustainability

Corporate responsibility promotes the long-term interests of our shareholders and strengthens Board and management accountability. Our corporate strategy considers how environmental and social issues may impact the long-term interests of our shareholders and other stakeholders. We believe that environmentally and socially responsible operating practices are important considerations while generating value for our shareholders, being good partners with our customers by providing efficient payment solutions, and being a good employer to our associates.

We created a sustainability working group in 2020, consisting of dedicated internal resources and external advisors to identify environmental, social, and governance (ESG) factors that are important to our business. Our sustainability working group evaluated potential ESG risks and opportunities relevant to our Company based on the views held by our shareholders, leading ESG frameworks, and ESG rating agencies. We utilized aspects of the Sustainability Accounting Standard Board and the Task Force on Climate-related Financial Disclosures to evaluate our practices.

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02. FLEETCOR AT A GLANCE

Human Capital

As of December 31, 2020, FLEETCOR employed approximately 8,400 associates located in more than 20 countries around the world, with approximately 3,100 of those associates based in the U.S. At FLEETCOR, we strongly believe that talent is an important determinant of the Company’s performance and success. Our values-driven people programs, practices and policies have been developed to ensure we are able to attract, retain and develop the quality of talent necessary to advance our key initiatives and achieve our strategic objectives. We are firmly committed to delivering a strong employee value proposition and unique employment experience to our associates which, in turn, should lead to better customer experiences and business outcomes.

Culture

Our culture has evolved through time, as the Company has grown considerably both organically and through acquisitions. Despite FLEETCOR’s expansive size and geographic scope, we retain a strong entrepreneurial spirit, and share a common vision, mission and set of values, which together serve as cornerstones to our “One FLEETCOR” culture. Our values are infused in all aspects of FLEETCOR, and guide our employee selection, behavior and interactions with both internal and external stakeholders.

Diversity, Inclusion & Belonging

Our efforts on diversity, inclusion & belonging (DIB) are important to our successful “One FLEETCOR” culture. As of December 31, 2020, females represented approximately 53% of our global workforce and approximately 20% of our senior leadership team, while minorities comprised approximately 32% of our domestic workforce and approximately 22% of our senior leadership team.

Fostering a culturally diverse and inclusive environment and creating a true sense of belonging are among our top priorities. Our global diversity council, three regional councils and nine employee resource groups (ERG) are dedicated to building diversity, inclusion and belonging into all aspects of our global operations. Sponsored by the Chairman of the Board and CEO, the councils and ERGs are vital to creating an environment where all employees are able to prosper. Our ERGs allow a safe space for traditionally underrepresented employees to connect and discuss experiences. The ERGs also provide FLEETCOR with perspectives on the unique needs and lived experiences of those who are traditionally underrepresented.

CORE VALUES INNOVATION Figure out a better way EXECUTION Get it done quickly INTEGRITY Do the right thing PEOPLE We make the difference COLLABORATION Accomplish more together

2021 Notice of Annual Meeting & Proxy Statement	11

02. FLEETCOR AT A GLANCE

Employee Wellness

FLEETCOR’s benefits programs are designed to meet the evolving needs of a diverse workforce across the globe. Because we want our employees and their families to thrive, in addition to our regular benefit offerings, we focused on physical and mental well-being in 2020. During the year, we offered free, online fitness classes, sponsored the FLEETCOR Wellbeing Challenge, provided access to employee assistance programs in all regions, and celebrated Mental Health Awareness programs globally.

Talent Development

FLEETCOR offers a variety of high-quality learning opportunities, designed to support employee development and organizational effectiveness. Learning opportunities are available in all geographies at all levels, and incorporate personal, business and leadership skills development with the goal of empowering our organization, creating avenues for closing skill gaps, and enhancing the capabilities of our workforce. Leadership, teamwork, communication, and many other soft skills are vital to our success. We offer a wide variety of career opportunities and paths to advancement through on-the-job coaching, training, and education. We are proud to be a company where an associate can start as an intern and turn that experience into a successful career.

Voice of the Employee

We continue to develop and refine our people programs based on feedback we receive directly from our workforce, which we gather through an annual survey of all employees globally. The participation rate for our 2020 annual survey was approximately 83%. Reflecting our efforts to continuously improve in aspects deemed most important by our workforce, our employee engagement score in 2020 was approximately 7% higher than in our 2019 survey results. We share the detailed engagement scores across the organization, and analyze the results to understand differences by geography, demographics, job level, and leader, and to identify opportunities for further improvement. During 2020, we also conducted several additional surveys specifically related to our response to COVID-19, which helped inform our decisions regarding policies and processes for operating safely and effectively.

In October 2020, FLEETCOR published its inaugural Corporate Responsibility & Sustainability (CRS) report, in which we provided detailed information about the Company’s views and approaches regarding environmental, social and governance issues. We are currently preparing our second annual CRS report for publication later this year, which will include further details related to our global talent strategy, DIB metrics, employee wellness and talent development.

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02. FLEETCOR AT A GLANCE

Sustainability

We believe we should do our part to ensure environmental sustainability. To that end, we:

In the UK, are registered with the Energy Savings Opportunity Scheme (ESOS) that assesses energy use and energy efficiency opportunities, including with respect to facilities, transportation and energy usage, at least once every four years

In the UK, comply with the Streamlined Energy and Carbon Reporting (SECR) regulations with respect to energy consumption and carbon emissions that were first formally reported in our Corporate Responsibility & Sustainability in October 2020

Intend to continue strengthening our sustainability recording and reporting processes and expect to produce an updated Corporate Responsibility and Sustainability report in Fall 2021

Offer eco-friendly programs, including Clean Advantage® and EcoPoint, that provide our fleet card customers the opportunity to offset their fleets’ CO2 emissions through the purchase of carbon credits or the planting of new woodlands

Enable fuel cards to pay for alternative energy, such as electricity and hydrogen, for vehicles which require such to operate

Encourage customers to reduce paper consumption through electronic means, such as delivery of invoices, reports and other communications, payment of invoices, and document management

Support workplace initiatives designed to reduce our impact on the environment, whether through reduced energy use or effective waste management, including the following:

Motion sensor-controlled lighting

LED lighting

Time-controlled air conditioning

Video & telephone conferencing to reduce meeting-related travel

Printing defaulted to double-sided

Recycling

Reusable cups and water bottles

Disposal of hazardous waste, such as ink cartridges, batteries and light bulbs
5+ MILLION Metric tons offset 10+ THOUSAND Trees planted 1.7+ MILLION Metric equivalent in tons of waste recycled

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03. CORPORATE GOVERNANCE AND BOARD MATTERS

Our Board of Directors

Our Board currently consists of ten highly experienced and engaged members. Except for our CEO, all of our directors are independent under the NYSE rules. We continually focus on Board composition to ensure an appropriate mix of tenure and expertise that provides fresh perspectives and significant industry and subject matter experience. During 2020, as part of the Board’s ongoing refreshment process, the Board welcomed Archie L. Jones, Jr. a private equity firm Managing Director and lecturer at Harvard Business School, as a new director.

The complexity of our global business requires oversight by experienced, informed individuals that understand the industry and challenges, and our Company on a deep level. Our directors’ diverse backgrounds contribute to an effective and well-balanced Board that is able to provide valuable insight to, and effective oversight of, our senior management team.

DIRECTOR EXPERIENCE
Payments, financial services and fintech	9 of 10	TENURE* *Since Company IPO in 2010 and through 2020 AGE
Informed about industry
Finance & accounting	8 of 10
Understands the financial complexities of our business
Marketing & advertising	3 of 10
Participates in expanding our business and brand awareness
Technology & innovation	9 of 10
Equipped to respond to rapidly changing technology
Global business	7 of 10
Able to navigate the global opportunities of our business
Cyber & information security	4 of 10
Committed to maintaining customers’ trust
Business development & strategy	8 of 10
Able to respond to fast-moving changes
Other public company leadership or board service	8 of 10
Experienced in large-scale strategy and operations

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03. CORPORATE GOVERNANCE AND BOARD MATTERS

Director Nominees

The governance committee evaluates Board’s composition at least annually to determine whether directors’ backgrounds and experiences align with our long-term strategy. The committee also takes into consideration the results of the Board’s self-evaluation. Based on its review, the committee determines whether Board refreshment is needed in the near future. Then the committee searches for potential candidates, utilizing a variety of sources to help identify nominees who would be valuable assets to our Board and to FLEETCOR. To meet the needs of our Board, the committee seeks to identify candidates possessing the desired qualities, skills and background.

In 2019, we began to phase out the classified board structure that had been in effect since before we went public in 2010. All directors whose terms expire at this year’s annual meeting will stand for election for a one-year term, expiring at the following annual meeting. At and after the 2022 annual meeting, all directors will be elected annually and we will have no classified director terms. Based on the needs of the Board and FLEETCOR, the Board has selected Messrs. Stull, Buckman, Hagerty, Johnson, Jones and Sloan and Ms. Moddelmog as nominees to be voted upon at the annual meeting by the shareholders.

Lead Independent Director Age: 62 Director Since: 2000	Steven T. Stull

Featured experience, qualifications and attributes: CEO and Co-Founder of Advantage Capital Partners, a private equity firm, overseeing investments in the technology, financial and information services industries, since 1992; prior Investment executive with a large insurance company; Chief financial officer of an information services company and other career experience in financial institutions

Provides: Deep experience in investments and the financial services business

Age: 73 Director Since: 2013	Michael Buckman

Featured experience, qualifications and attributes: former Managing Partner and Founder of Buckman Consulting LLC, a travel, logistics and payment systems consulting firm, since founding in 2009; prior President of the Asia/Pacific division of BCD Travel, and Chief Executive Officer of BCD from 2001 to 2007; Senior executive positions with Homestore.com, American Express, Sabre Travel Services, American Airlines and Worldspan

Provides: Extensive experience as a senior executive of various technology, travel and payment systems companies

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03. CORPORATE GOVERNANCE AND BOARD MATTERS

Age: 58 Director Since: 2014	Thomas M. Hagerty

Featured experience, qualifications and attributes: Managing Director of Thomas H. Lee Partners, L.P., a leading private equity firm, since 1994

Other board experience (current): Black Knight, Inc. (NYSE: BKI), Ceridian HCM Holding Inc. (NYSE: CDAY), Fidelity National Financial, Inc. (NYSE: FNF), Optimal Blue, and Foley Transimene Acquisition Corp.

Provides: Managerial and strategic expertise developed by working with and enhancing value at large, growth-oriented companies; expertise in corporate finance; substantial public company board experience

Age: 68 Director Since: 2003	Mark A. Johnson

Featured experience, qualifications and attributes: Partner at Total Technology Ventures, a venture capital firm specializing in financial services since September 2008; prior Vice Chairman of CheckFree Corporation, an electronic payments company, leading business development and launch of commercial and consumer electronic funds transfer services; Founder of e-RM Ventures, a private investing consultancy focused on early-stage payments-related companies

Other board experience (current): Cardlytics, Inc. (NASDAQ: CDLX) and certain private companies

Provides: Deep knowledge of the financial institutions industry, financial markets and e-commerce experience

Age: 49 Director Since: 2020	Archie L. Jones, Jr.

Featured experience, qualifications and attributes: Managing Director of Six Pillars Partners, a private equity firm investing in high-growth companies, and a Professor at Harvard Business School; prior executive positions at private equity, public and private companies including NOWaccount Network Corporation, IBM, Kenexa (NYSE: KNXA) and Parthenon Capital; Certified Public Accountant and graduate of Morehouse College and Harvard Business School

Other board experience (current): 1st Choice Credit Union and Project Evident

Provides: Managerial expertise in the financial institutions industry; expertise in mergers and acquisitions

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03. CORPORATE GOVERNANCE AND BOARD MATTERS

Age: 65 Director Since: 2017	Hala G. Moddelmog

Featured experience, qualifications and attributes: President & CEO of the Woodruff Arts Center, which enriches the lives of more than 800,000 patrons annually, including more than 170,000 students and teachers, making the Woodruff Arts Center the largest arts educator in the state of Georgia; prior President & CEO of the Metro Atlanta Chamber of Commerce; prior President of Arby’s Restaurant Group, Inc., a division of Wendy’s/Arby’s Group, Inc. (NYSE: WEN); President & CEO of Susan G. Komen for the Cure, the world’s largest breast cancer organization; CEO of Catalytic Ventures, LLC, a business that evaluated investment opportunities in foodservice, franchising and multi-unit retail; and President of Church’s Chicken

Other board experience (current): Lamb Weston Holdings, Inc. (NYSE: LW)

Other board experience (prior): Amerigroup Corporation (NYSE: AGP) from 2009 to 2012; AMN Healthcare Services, Inc. (NYSE: AHS) from 2008 to 2010 and a number of nonprofit boards of directors

Provides: Over 20 years leading and enhancing value at high-growth companies including through M&A; expertise in marketing; experience as an executive of large public companies; community ties and extensive board experience

Age: 53 Director Since: 2013	Jeffrey S. Sloan

Featured experience, qualifications and attributes: CEO of Global Payments Inc., a leading international payments technology company since 2013; prior Executive positions with Goldman Sachs Group, Inc., including Partner and the worldwide head of Goldman’s financial technology group

Other board experience (current): Global Payments Inc. (NYSE: GPN); Undergraduate Executive Board of The Wharton School of the University of Pennsylvania; Metro Atlanta Chamber of Commerce; Atlanta Committee for Progress

Provides: 25 years of experience in the financial services and payments industries; financial acumen and experience as a public company executive

Continuing Directors

Age: 65 Director Since: 2000 Class III Term expires: 2022	Ronald F. Clarke

Featured experience, qualifications and attributes: Company CEO since August 2000; prior President & COO of AHL Services, Inc. a staffing firm; Chief Marketing Officer of Automatic Data Processing, a computer services company; Principal with Booz Allen Hamilton, a global management firm; Marketing Manager of General Electric Company, a diversified technology, media and financial services company

Other board experience (current): Ceridian HCM Holding Inc. (NYSE: CDAY)

Provides: Deep knowledge of our Company and industry through his service as our chief executive officer

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03. CORPORATE GOVERNANCE AND BOARD MATTERS

Age: 77 Director Since: 2014 Class III Term expires: 2022	Joseph W. Farrelly

Featured experience, qualifications and attributes: Senior Vice President, Chief Information Officer of Interpublic Group of Companies, Inc. (NYSE:IPG), a global provider of advertising and marketing services, from 2006 through March 2015; prior Executive Vice President and Chief Information Officer at Aventis, Vivendi Universal, Joseph E. Seagrams and Nabisco

Other board experience (current): NetNumber Inc.

Other board experience (prior): Helium, GridApps and Aperture Technologies, Inc., all of which were acquired by larger companies in their respective industries

Provides: Substantial experience and knowledge regarding information technology and security; experience in advertising and marketing

Age: 69 Director Since: 2010 Class III Term expires: 2022	Richard Macchia

Featured experience, qualifications and attributes: Chief Financial Officer and Senior Vice President of Administration for Internet Security Systems, Inc., an information security provider, from 1997 through October 2006, when it was acquired by International Business Machines Corporation; senior executive roles, including as principal financial officer and accounting officer, with several public companies, including with MicroBilt Corporation, a financial information services company, and First Financial Management Corporation, a company providing credit card authorization, processing and settlement services and other enterprise solutions; Partner in the audit and assurance practice of KPMG

Provides: Over 20 years of experience in the financial and information services industry and significant audit and accounting background

Evaluation and Evolution of Our Board

As part of our focus on shareholder value, we regularly evaluate the performance of our Board and its committees and engage in a self-evaluation process. We also evaluate the mix of experience, expertise and tenure of our individual directors. Our corporate governance guidelines reflect this approach. We believe our directors’ diverse backgrounds help us to make the most of opportunities and to effectively manage risk. We believe that our efforts have and will continue to result in a board and management focused on delivering exceptional value to our shareholders.

Board Meetings and Committees

The Board held 4 meetings in 2020 and each director attended 100% of all Board meetings during the year, excluding Archie L. Jones, Jr. whose first meeting was not until January 2021.

Our independent directors meet regularly in executive session at each scheduled in-person Board meeting. These sessions are led by independent directors selected on a rotating basis, who report the results of the independent sessions to the CEO and, if appropriate to other members of senior management.

In 2020, the Board determined that it was in the best interests of the Company to separate the compensation, nomination and governance committee into two committees, each focused on specific areas of responsibility. Therefore, our Board now has five standing committees: an audit committee; a compensation committee; a nomination and governance committee referred to as our governance committee; an executive and acquisitions committee; and an information technology and security committee. The table below provides current membership for each of the Board committees. Each committee meets at least quarterly, except the executive and acquisitions committee, which meets as needed when matters within its charter arise. Our Board has adopted charters for the committees, which are available on our website at investor.fleetcor.com.

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03. CORPORATE GOVERNANCE AND BOARD MATTERS

	Audit	Compensation	Nomination & Governance	Executive & Acquisitions	Information Technology & Security
Michael Buckman	M	—	—	—	M
Ronald F. Clarke	—	—	—	C	—
Joseph W. Farrelly	—	M	—	—	C
Thomas M. Hagerty	—	C	—	M	—
Mark A. Johnson	M	—	—	M	—
Archie L. Jones, Jr.	—	—	M	M	—
Richard Macchia	C, F	—	—	—	M
Hala G. Moddelmog	—	M	C	—	—
Jeffrey S. Sloan	—	—	—	M	M
Steven T. Stull	—	M	M	—	—

C = Chair   M = Member    F = Financial Expert

Audit Committee

The audit committee currently consists of Messrs. Buckman, Johnson and Macchia and is chaired by Mr. Macchia. The audit committee held 5 meetings in 2020 and all members were in attendance. The Board determined that each member of the audit committee is independent under the NYSE rules and Rule 10A-3 of the Exchange Act, and has determined that Mr. Macchia qualifies as an “audit committee financial expert” under SEC rules.

The audit committee’s primary responsibilities include:

appointing and overseeing independence of and all other aspects of our relationship with our independent registered accountants reviewing and monitoring our accounting principles and policies, and our financial and accounting controls and compliance with regulatory requirements overseeing the financial reporting process and reviewing our interim and annual financial statements establishing procedures for the confidential, anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters approving all audit and permissible non-audit services to be performed by our independent accountants reviewing and approving related-party transactions

Compensation Committee

The compensation committee currently consists of Messrs. Farrelly, Hagerty and Stull and Ms. Moddelmog and is chaired by Mr. Hagerty. The compensation committee held 6 meetings in 2020 and all members were in attendance. The Board has determined that each compensation committee member is independent under the NYSE rules for compensation committee members.

The compensation committee’s primary responsibilities include:

annually reviewing and approving the goals, objectives and specific levels of our executive compensation programs reviewing and approving employment, severance and change in control arrangements administering our executive incentive plans
reviewing and approving policies related to executive compensation, including stock ownership guidelines, claw back policy and hedging/pledging policy selecting our independent compensation consultant

The compensation committee may from time to time delegate all or a portion of its duties and responsibilities to a subcommittee of the compensation committee.

See “Compensation Discussion and Analysis” for a description of the processes and procedures of the compensation committee, the committee’s role and the role of our executive officers, in determining compensation for executive officers and directors.

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03. CORPORATE GOVERNANCE AND BOARD MATTERS

Nomination and Governance Committee

The governance committee currently consists of Messrs. Jones and Stull and Ms. Moddelmog and is chaired by Ms. Moddelmog. The governance committee’s first meeting as a stand-alone committee was held in January 2021.

The governance committee’s primary responsibilities include:

overseeing succession planning
developing and recommending criteria for selecting new directors evaluating individuals and qualifications to become directors recommending nominees for committees of the Board
assisting the Board with matters concerning corporate governance practices
ESG initiatives and considerations

The governance committee may from time to time delegate all or a portion of its duties and responsibilities to a subcommittee of the governance committee.

Executive and Acquisitions Committee

Our executive and acquisitions committee currently consists of Messrs. Clarke, Hagerty, Johnson, Jones and Sloan and is chaired by Mr. Clarke. The executive and acquisitions committee held no meetings in 2020 as all acquisitions were discussed with the full Board. The executive and acquisitions committee is responsible for addressing important Company matters, including capital expenditures, investments, acquisitions, dispositions and financing activities, that the Chairman of the Board determines should be addressed before the next scheduled meeting of the Board.

Information Technology and Security Committee

Our information technology and security committee consists of Messrs. Farrelly, Buckman, Macchia and Sloan, and is chaired by Mr. Farrelly. The information technology and security committee held 4 meetings in 2020 and all members were in attendance. The information technology and security committee is responsible for providing oversight and leadership for our information technology, privacy and security planning processes, policies and objectives. In furtherance of this role, the primary purpose of the committee is to review, assess and make recommendations regarding the long-term strategy for privacy and global information security, and the evolution of our technology in a competitive environment.

To accomplish this purpose, the information technology and security committee has five primary responsibilities:

understanding the security controls and assessments conducted on our major payment platforms and comparing same to industry best practices evaluating strategies to protect our intellectual property
assessing opportunities to update our processing platform strategies to ensure the long term effective and efficient use of our resources reviewing progress on significant IT and security projects and evaluating effectiveness of projects overseeing our disaster recovery and business continuity plans

Board Leadership

Our corporate governance guidelines provide that our Board will include a majority of independent directors. Our CEO serves as the Chairman of the Board and has served as such since 2003. While we believe this leadership structure has been effective, in 2020 the Board created the position of Lead Independent Director to serve as a representative of the independent, non-employee directors of the Board and exercise additional powers and responsibilities in connection with Board meetings. The Lead Independent Director will serve a one-year term, which expires at each annual meeting of shareholders. The Board appointed Mr. Stull to serve as the first Lead Independent Director, for a term ending at the 2021 Annual Meeting of Shareholders and expects that, if elected at the 2021 Annual Meeting of Shareholders, Mr. Stull will be appointed to serve as Lead Independent Director until the 2022 annual meeting.

The Lead Independent Director has the following powers and responsibilities:

Preside at all meetings of the Board at which the Chairman of the Board is not present;
Preside over executive sessions of the non-employee directors;
Serve as liaison between the non-employee directors and the Chairman and the CEO;
Call meetings of non-employee directors, with appropriate notice;
Coordinate with the Chairman and CEO on meeting schedules, agendas and information provided to the Board;
Be available for consultation with significant shareholder if so requested; and
Exercise and perform such other powers and duties as may be assigned to the Lead Independent Director by the Board from time to time.

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03. CORPORATE GOVERNANCE AND BOARD MATTERS

Our corporate governance guidelines provide that our non-management directors will meet in executive session, without management present, as frequently as they deem appropriate, and they typically meet in executive session at the time of each regular Board meeting. The Lead Independent Director presides during the meeting of independent directors, and acts as a liaison between the non-management directors and the chairman and CEO in connection with each regular meeting.

We believe that having a combined chairman and CEO, balanced with a Lead Independent Director, as well as a Board otherwise comprised solely of independent directors who meet regularly in executive session and independent chairs for the Board’s audit committee, compensation committee, governance committee, and information technology and security committee provides an effective form of Board leadership and an appropriate balance between strategy development and independent oversight. The Board believes that having our CEO serve as Chairman of the Board facilitates the Board’s decision-making processes because Mr. Clarke possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its business. Accordingly, he is best positioned to develop agendas that ensure the Board’s time and attention is focused on the most critical matters. The combined role enables decisive leadership, ensures accountability and enhances our ability to communicate our message and strategy clearly and consistently to our shareholders, employees and customers.

Risk Oversight

Our Board, together with its committees, is responsible for overseeing our risk management. The chair of each committee reports to the full Board the significant risks facing the Company, as identified by management, and the measures undertaken by management for controlling and mitigating those risks.

The audit committee is responsible for reviewing and approving the annual internal audit plan, our major financial risk exposures, steps taken to monitor and control such exposures, risk management and risk assessment policies, significant findings and recommendations and management’s responses. In addition, our internal audit function routinely performs audits on various aspects of operational risks and reports the results quarterly.
The compensation committee considers risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally.
The governance committee is responsible for succession planning, governance structure and processes, ESG initiatives and considerations, legal and policy matters with potential significant reputational impact and shareholder concerns.
The information technology and security committee focuses on risks associated with information technology and security, such as cybersecurity, security controls, privacy, technology initiatives and intellectual property protection. The information technology and security committee conducts reviews at least quarterly to oversee the efficacy of cybersecurity risk initiatives and related controls, policies, procedures, training, preparedness and governance structure. The Board and the information technology and security committee directed the formation of a cross-functional cybersecurity council at the Company, and receive regular cybersecurity reports from the global CIO, the corporate CIO and the chief information security officer, among others.

Our Board, with input from the various committees and senior management, regularly engages in discussing the most significant risks and how the risks are being managed. Our management team is responsible for identifying and working with the Board to manage business risk and design a risk framework, including setting boundaries and monitoring risk appetite. We believe that our leadership structure, as described above, supports the risk oversight function of the Board.

Given the pandemic was global and we operate across four continents, the Board and each committee recognized the significant risks that were unique to 2020. Throughout 2020, the Board received regular updates on important topics such as credit, fraud, system up-time, employee engagement, shift to remote working, and sales. Management has also presented important learnings and changes on Company protocols in preparation for future potential business interruptions. In 2021, as vaccine distribution increases, management continues to evaluate when and how to re-open its locations, while recognizing that cities, states and countries are opening at different rates.

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03. CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

Our corporate governance guidelines provide that a majority of our directors will be independent. Our Board has adopted director independence guidelines to assist in determining each director’s independence. These guidelines are included in our corporate governance guidelines available on our website at investor.fleetcor.com. The guidelines exceed the independence requirements of the NYSE. Under the director independence guidelines and NYSE rules, the Board must annually review each director’s independence and affirmatively determine a director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board has analyzed the independence of each director and determined that, except for our CEO, they each meet the standards of independence under our director independence standards, and applicable NYSE listing rules, including that each member is free of any relationship that would interfere with their individual exercise of independent judgment.

2020 Director Compensation

The non-employee members of our Board receive compensation for serving as directors. Our Board believes restricted stock awards are an appropriate form of compensation for our directors because the value of the grants increases as the value of our stock price increases, aligning the interests of these directors with those of our shareholders.

Annual grants for director service for 2020 had a target value at grant of approximately $250,000. Mr. Jones did not receive a grant in connection with his appointment in 2020. The amount of these grants was determined based on our Board’s general experience with market levels of director compensation. In addition, the Board approved a cash payment in the amount of $50,000 for each independent committee Chair for services rendered in 2020 (Messrs. Macchia, Hagerty and Farrelly). The decision to provide cash compensation is reviewed on an annual basis. All members of our Board are reimbursed for actual expenses incurred in connection with attendance at Board meetings. Mr. Clarke does not receive any compensation for service on our Board.

Our corporate governance guidelines set forth an expectation that all non-employee directors will hold at least a specified dollar amount of common shares or equity interests within five years of becoming a director. In 2019, our Board increased the stock ownership guideline from $150,000 to $1,250,000. Based on the closing stock price on February 12, 2021, eight of our non-employee directors are currently in compliance with this guideline and we expect that our newest director will meet the guideline within five years, as required by our Corporate Governance Guidelines.

The following table sets forth the total compensation provided to each non-employee director that served during any part of 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Michael Buckman	—	$250,208	$250,208
Joseph W. Farrelly	$50,000	$250,208	$300,208
Thomas M. Hagerty	$50,000	$250,208	$300,208
Mark A. Johnson	—	$250,208	$250,208
Archie L. Jones, Jr.	—	—	—
Richard Macchia	$50,000	$250,208	$300,208
Hala G. Moddelmog	—	$250,208	$250,208
Jeffrey S. Sloan	—	$250,208	$250,208
Steven T. Stull	—	$250,208	$250,208

(1) Consisted of shares of restricted stock, which vested on January 25, 2021. The value for stock awards in this column represents the grant date fair value, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. On December 31, 2020, each non-employee director had 783 shares of restricted stock outstanding.

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03. CORPORATE GOVERNANCE AND BOARD MATTERS

Director Qualifications

The qualifications for directors are described in our corporate governance guidelines, which is available on our website. The Board does not currently apply any minimum qualifications or require that a director have specified qualities or skills in order to be considered for a position as a director. The Board recognizes the value of diversity among its members and the impact it can have on the performance of the Board. In addition to a director’s professional experience that will benefit our business, we seek to have a Board which represents diversity in professional experiences, viewpoints, gender, age, race, ethnicity, sexual orientation, nationality and cultural background.

Our corporate governance guidelines provide that no director should serve on more than four other public company boards, unless the governance committee determines otherwise. Directors are expected to advise the Chairman of the Board and the governance committee Chair in advance of accepting an invitation to serve on another public company board.

The Board has not limited the number of years for which a person may serve as a director or require a mandatory retirement age, because such limits could deprive us of the valuable contributions made by a director who develops, over time, significant insights into us and our operations.

The re-nomination of existing directors is not viewed as automatic, but is based on continuing qualification under the criteria stated above. In addition, the committee considers the existing directors’ performance on the Board and any committee.

Director Nomination Process

Selection of Director Nominees: Our governance committee is responsible for evaluating candidates for election or appointment to our Board based on the criteria discussed above. The governance committee considers candidates identified by it, other directors, executive officers and shareholders, and, if desired, a third-party search firm. The committee selects nominees to recommend to the Board, which considers and makes the final selection of director nominees and directors to serve on its committees.

Shareholder Recommendations of Nominees: The governance committee of the Board considers recommendations for candidates for nomination to the Board by shareholders. The governance committee will consider and evaluate candidates recommended by shareholders in the same manner as candidates recommended from other sources. If the Board determines to nominate a shareholder-recommended candidate and recommends his or her election, then that nominee will be named in the proxy statement for the next annual meeting.

Shareholder recommendations must be addressed to:

FLEETCOR Technologies, Inc.
Attention: Corporate Secretary
DIRECTOR CANDIDATE RECOMMENDATION
3280 Peachtree Road, Suite 2400
Atlanta, Georgia 30305

Proxy Access Nominations: Our Bylaws establish procedures for nominations by eligible shareholders of candidates for election as directors at an annual meeting and to have those nominees included in our proxy materials. To be timely for consideration at our 2022 annual meeting, a shareholder’s proxy access notice to the corporate secretary regarding a proxy access director nomination must be received no earlier than November 28, 2021, and no later than December 28, 2021. However, in the event that the 2022 annual meeting is called for a date that is not within thirty days of June 10, 2022, notice by the shareholder must be received by no later than the tenth day following the date of the public announcement.

Shareholder proxy access nominations must be addressed to:

FLEETCOR Technologies, Inc.
Attention: Corporate Secretary
PROXY ACCESS DIRECTOR NOMINEE
3280 Peachtree Road, Suite 2400
Atlanta, Georgia 30305

Contacting the Board: Shareholders and other interested parties can contact the Board as a group or the non- management directors as a group as follows:

For the Board as a whole: FLEETCORBoard@FLEETCOR.com

For the non-management directors: FLEETCORNonManagementDirectors@FLEETCOR.com

The Corporate Secretary reviews all written and emailed correspondence received from shareholders and other interested parties and forwards such correspondence periodically to the directors if and as appropriate.

Shareholders can submit communications anonymously or by identifying themselves.

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03. CORPORATE GOVERNANCE AND BOARD MATTERS

Governance Policies

Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on the Corporate Governance section of our website, at investor.fleetcor.com.

In accordance with NYSE rules, we may also make disclosure of the following on our website:

the method for interested parties to communicate directly with the presiding director or with the independent directors as a group;
the identity of any member of our audit committee who also serves on the audit committees of more than three public companies and a determination by our Board that such simultaneous service will not impair the ability of such member to effectively serve on our audit committee;
contributions by us to a tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

We will provide copies of any of the foregoing information without charge upon written request to:

FLEETCOR Technologies, Inc.

Attention: Corporate Secretary

3280 Peachtree Road, Suite 2400

Atlanta, Georgia 30305

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04.	INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS, DIRECTORS, AND MANAGEMENT

Common shares beneficially owned by our directors, our chief executive officer, our chief financial officer and our next three most highly compensated executive officers, whom we refer to as our “named executive officers” or NEOs, and all persons known to us to own more than 5% of our outstanding common shares, as of February 12, 2021. Percentages are based on 83,416,310 shares outstanding as of February 12, 2021.

Name and Address(1)	Common Shares Beneficially Owned(2)	Right to Acquire(3)	Total(4)	Percent of Outstanding Shares
The Vanguard Group (5) 100 Vanguard Boulevard Malvern, PA 19355	9,027,070	—	9,027,070	10.8%
Blackrock, Inc. (6) 55 East 52nd Street New York, NY 10055	6,642,896	—	6,642,896	8.0%
Capital International Investors (7) 333 South Hope Street Los Angeles, CA 90071	6,442,812	—	6,442,812	7.7%
Wellington Management Group LLP (8) 280 Congress Street Boston, MA 02210	5,121,499	—	5,121,499	6.1%
Directors and NEOs:
Ronald F. Clarke (9)	1,700,146	2,758,333	4,458,479	5.2%
Charles Freund (10)	27,122	147,221	174,343	*
Eric R. Dey (11)	15,303	—	15,303	*
John S. Coughlin (12)	30,475	224,515	254,990	*
Alexey Gavrilenya (13)	17,455	147,265	164,720	*
Armando L. Netto (14)	23,541	72,265	95,806	*

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04.	INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS, DIRECTORS, AND MANAGEMENT

Name and Address(1)	Common Shares Beneficially Owned(2)	Right to Acquire(3)	Total(4)	Percent of Outstanding Shares
Michael Buckman (15)	19,308	—	19,308	*
Joseph W. Farrelly (16)	13,008	—	13,008	*
Thomas M. Hagerty (17)	5,984	—	5,984	*
Mark A. Johnson (18)	84,635	—	84,635	*
Archie L. Jones, Jr. (19)	958	—	958	*
Richard Macchia (20)	12,484	—	12,484	*
Hala G. Moddelmog (21)	4,876	—	4,876	*
Jeffrey S. Sloan (22)	11,348	—	11,348	*
Steven T. Stull (23)	25,055	—	25,055	*
Directors and executive officers as a group (16 Persons)	2,005,624	3,385,892	5,391,516	6.2%

* Less than 1%

(1) The business address for each individual listed is 3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305.

(2) Unless otherwise noted, includes shares for which the named person has sole voting and investment power or has shared voting and investment power with his or her spouse. This column excludes shares that may be acquired through stock option exercises.

(3) This column includes shares that can be acquired through stock option exercises through April 13, 2021.

(4) This column includes common shares, restricted shares, and shares that can be acquired through stock option exercises through April 13, 2021.

(5) This information was reported on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2021 on behalf of nine affiliated Vanguard entities.

(6) This information was reported on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 29, 2021. The Schedule 13G/A was filed on behalf of 20 affiliated Blackrock entities.

(7) This information was reported on Schedule 13G filed by Capital International Investors, a division of Capital Research and Management Company, with the SEC on February 17, 2021.

(8) This information was reported on a Schedule 13G filed by Wellington Management Group LLP with the SEC on February 4, 2021 on behalf of four affiliated Wellington entities.

(9) Includes 1,675,146 common shares, vested options to purchase 2,758,333 shares and 25,000 restricted shares subject to vesting requirements.

(10) Includes 17,838 common shares, vested options to purchase 137,000 shares, options to purchase 10,221 shares vesting within 60 days, and 9,284 restricted shares subject to vesting requirements.

(11) Includes 15,303 common shares.

(12) Includes 19,056 common shares, vested options to purchase 214,500 shares, options to purchase 10,015 shares vesting within 60 days, and 11,419 restricted shares subject to vesting requirements.

(13) Includes 7,661 common shares, vested options to purchase 137,000 shares, options to purchase 10,265 shares vesting within 60 days, and 9,794 restricted shares subject to vesting requirements.

(14) Includes 13,747 common shares, vested options to purchase 61,000 shares, options to purchase 11,265 shares vesting within 60 days, and 9,794 restricted shares subject to vesting requirements.

(15) Includes 18,350 common shares and 958 restricted shares subject to vesting requirements.

(16) Includes 12,050 common shares and 958 restricted shares subject to vesting requirements.

(17) Includes 5,026 common shares and 958 restricted shares subject to vesting requirements.

(18) Includes 83,677 common shares and 958 restricted shares subject to vesting requirements.

(19) Includes 958 restricted shares subject to vesting requirements.

(20) Includes 11,526 common shares and 958 restricted shares subject to vesting requirements.

(21) Includes 3,918 common shares and 958 restricted shares subject to vesting requirements.

(22) ncludes 10,390 common shares and 958 restricted shares subject to vesting requirements.

(23) Represents 6,247 common shares held by Advantage Capital Financial Company, LLC ("Advantage Capital") and related entities, 17,850 common shares held by Mr. Stull and 958 restricted shares subject to vesting requirements. Mr. Stull has shared voting power with respect to the shares held by Advantage Capital and as a result may be deemed to beneficially own such shares. Mr. Stull disclaims ownership of the shares held by the Advantage Capital entities except to the extent of his pecuniary interest in them. Advantage Capital is a private equity firm.

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05. COMPENSATION DISCUSSION AND ANALYSIS

Our compensation policies and programs, the material compensation decisions we have made under those policies and programs, and the material factors that we have considered in making those decisions are described in this section. Following this section is a series of tables containing specific information about the compensation earned or paid in 2020 to the individuals we refer to as our “named executive officers” or “NEOs” for purposes of this proxy statement, who are our Chief Executive Officer (“CEO”), the individuals who served as our Chief Financial Officer (“CFO”) during 2020, and certain other highly paid executive officers, in accordance with SEC rules. The discussion below is intended to explain the detailed information provided in the executive compensation tables and to put that information into context within our overall compensation program.

Our NEOs for 2020 were:

Name	Position
Ronald F. Clarke	Chief Executive Officer and Chairman of the Board
Charles R. Freund*	Chief Financial Officer and Secretary
Eric R. Dey*	Former Chief Financial Officer
John S. Coughlin	Group President, Corporate Payments
Alexey Gavrilenya	Group President, North America Fuel
Armando L. Netto	Group President, Brazil

*In September 2020, Mr. Freund, who previously served as Executive Vice President for Strategy, was promoted to Chief Financial Officer and Secretary, and Mr. Dey retired from that position after nearly 18 years with the Company. Mr. Dey remained with the Company as a senior advisor through the end of 2020 to ensure a smooth transition of his duties.

Navigating the Opportunities and Challenges of 2020

2020 Performance

Fiscal year 2020 brought us some of the greatest challenges in the history of the Company, with the devastating COVID-19 global pandemic and significant social unrest in the U.S., all of which have greatly affected our employees, customers, communities and shareholders. In the face of these challenges, the Company took action to support all of our stakeholders, while simultaneously pivoting our businesses to maximize long-term value for our shareholders. Some of these actions include:

Safety: supporting the safety of our approximately 8,400 employees worldwide by transitioning the vast majority of our employees to work from home;
Business Continuity: ensuring that our systems and payment products continue to operate efficiently for our customers;

Liquidity: actively monitoring our availability under our existing credit facilities;
Expenses: slowing discretionary sales and technology spending, and furloughing contractors; and
Credit: in select distressed verticals, tightening customer credit lines and payment terms, including closing inactive lines, reducing unused capacity, and reducing payment terms.

From a performance perspective, 2020 was the first year since going public where revenue and profit shrank year-over-year. Our revenues were down 10% compared with last year, due to lower customer activity levels, lower fuel prices and the unfavorable impact of foreign exchange rates, but we were able to successfully reduce our expenses 11%. As a result, our adjusted net income per diluted share (Adjusted EPS) was down only 6%, which we feel is a very good result.

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05. COMPENSATION DISCUSSION AND ANALYSIS

Even in the challenging environment, we accelerated initiatives that not only mitigated the impact of the various government mandated lockdowns, but we also expect these efforts to be accretive to future growth, such as:

Across our businesses, we increased our investments in our digital delivery programs in order to enhance our customer experience, and in our digital customer acquisition efforts through the creation of end-to-end customer onboarding and enrolment processes, with automated, real time credit approvals

In Brazil, our flexibility in re-introducing the “at-toll” sales channel enabled us to maintain our tag sales efforts when the shopping malls closed due to the lockdowns. In 2020, we also increased the proportion of urban tags sold to over 25% of all tag sales

We also signed and/or closed acquisitions in Corporate Payments and Lodging, which we expect will contribute meaningfully to growth in those businesses over time

Not only did we focus on financial performance, but we continue to develop and refine our people programs based on feedback we receive directly from our workforce, which we gather through an annual survey of all employees globally. The participation rate for our 2020 annual survey was approximately 83%. Reflecting our efforts to continuously improve in aspects deemed most important by our workforce, our employee engagement score in 2020 was approximately 7% higher than in our 2019 survey results. We share the detailed engagement scores across the organization, and analyze the results to understand differences by geography, demographics, job level, and leader, and to identify opportunities for further improvement. During 2020, we also conducted several additional surveys specifically related to our response to the pandemic, which helped inform our decisions regarding policies and processes for operating safely and effectively. We consider this a huge success in light of the very challenging environment in which we were operating, both professionally and personally.

In summary, while 2020 was incredibly challenging, the Company continued to advance our very important initiatives from which we will benefit for years to come.

We have steadily grown to be an S&P 500 company with a market capitalization of approximately $23 billion as of March 31, 2021.

1. Adjusted net income per share is GAAP net income per share as reflected in our statement of income, adjusted to eliminate certain items. The reconciliation of adjusted net income per share to our GAAP numbers is provided in Appendix A to this proxy statement.

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05. COMPENSATION DISCUSSION AND ANALYSIS

Relative Share Price Performance Chart

The above graph assumes $100 invested on December 31, 2011, at the closing per share price of our common shares on that day ($29.87) through December 31, 2020, and compares (a) the percentage change of our cumulative total shareholder return on the common shares (as measured by dividing (1) the difference between our share price at the end and the beginning of the period presented by (2) the share price at the beginning of the periods presented) with (b) (1) the S&P 500® Data Processing & Outsourced Services index, (2) the S&P 500®, and (3) the Russell 2000.

COVID-19 Compensation Adjustments

During 2020, the compensation committee took decisive action to adjust our NEOs’ 2020 compensation. By the second quarter of 2020, it became clear that substantially all of the annual operating and performance goals were not attainable due to the impact of the pandemic. Volume and revenue declined in nearly every business, and there was no visibility to a recovery at the time. Around that time, base salaries for our NEOs were temporarily reduced. As the situation developed throughout late spring and summer, the leadership team re-planned the second half of the year based on the best available information. The leadership team was keenly focused on credit exposure, liquidity, and expense management, while keeping an eye on opportunities for revenue recovery and growth in the second half of the year and the positioning for the post-pandemic environment in 2021 and beyond. Because operating and performance goals are key conditions of annual cash incentive and equity vesting across the Company — specifically Adjusted EPS is a condition to earning an annual cash incentive and certain equity awards — the compensation committee decided to use the re-plan to adjust the performance goals for such awards to enable participants to earn 50% of their original award opportunities. Without the adjustment to the performance goals, no employee would have been eligible to earn an annual cash incentive or a performance-based equity award that is subject to achievement of Adjusted EPS.

In summary, the compensation committee took the following key actions on NEO compensation in 2020:

The compensation committee implemented, and the current NEOs agreed to, base salary reductions beginning in April 2020 and ending in August 2020. The CEO was paid no base salary during this period.

2020 annual cash incentive awards, performance-based restricted stock (“Performance Share”), and performance-based restricted stock unit (“Performance-Based RSU”) awards to the NEOs were initially designed in early 2020 so that payouts would only occur if the Company met or exceeded the 2020 Adjusted EPS target of $13.55. In October 2020, the compensation committee determined that such awards could be earned for 2020 if the Company achieved Adjusted EPS of $5.26 for the second half of 2020, to the extent underlying goals were met. Actual Adjusted EPS achievement for 2020 was $11.09 and would have resulted in no payouts under the original design for the awards.

In light of the shift in focus to performance during the second half of 2020, the compensation committee approved a commensurate 50% reduction to our NEOs’ 2020 annual cash incentive, Performance Share and Performance-Based RSU award opportunities.

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05. COMPENSATION DISCUSSION AND ANALYSIS

In making these adjustments, the Board considered the following factors, among other things:

the punitive impact of awards first being conditioned on achieving a full-year Adjusted EPS goal;
real retention or motivation considerations, and loss of value in service-based long-term incentive awards;
financial/operational guidance to investors during the year, which was withdrawn;
human capital situation at the Company (such as layoffs or furloughs, working conditions, and compensation cuts);
the Company’s actual experience in managing the pandemic;
success stories in terms of individual performance by the NEOs in navigating the pandemic; and
likely or estimated actions of peer companies.

Forward-Leaning Compensation Practices

FLEETCOR has embraced best practices in our compensation programs, which strongly support our pay-for-performance philosophy and culture:

NEO compensation aligned with Company and, as applicable, division performance
Base salary levels generally at or below peer median
Target annual cash incentives generally at or below peer median
Significant portion of NEO compensation generally delivered in the form of equity-based awards
Different performance metrics for different compensation components
Incentive payouts tied closely to achieving published guidance where applicable
Significant stock ownership requirements
No repricing or cashing out of underwater stock options or stock appreciation rights
No hedging or pledging of common shares
No excise tax gross-ups
No excessive perquisites
Maintain a compensation clawback policy that is stronger than current law requires
Double-trigger change of control provisions
Below-market severance coverage
Shareholder engagement includes governance committee Chair, additional Board members and management
Regular review of compensation programs

We structure our executive compensation program to incorporate, on an ongoing basis, sound practices that are favored by shareholders, while avoiding practices that we do not believe are in shareholders’ best interests. The table below highlights the compensation practices we embrace and those that we do not follow:

Things We Do	Things We Do Not Do

√  NEO incentive pay is tied to multiple financial performance conditions, and equity-based incentives are denominated in common shares

√  Significant portion of NEO pay is tied to performance objectives that align with our business strategy

√  Annual equity run rate and overhang are consistent with typical practices among similarly situated companies

√  All change in control protections are “double-trigger”

√  NEO incentives are tied to Company-wide initiatives and/or division objectives within such NEOs’ control

√  Severance benefit levels for executives are well below general market practices

√  We monitor and build risk-mitigation features into our compensation programs

X  Directors and executives are prohibited from hedging or pledging common shares

X  No repricing or cashing-out of underwater stock options or stock appreciation rights

X  No excise tax gross-ups

X  No current payment of dividends on unvested equity awards

X  No excessive perquisites

X  No “single trigger” change in control provisions

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05. COMPENSATION DISCUSSION AND ANALYSIS

Components of Compensation and Target Direct Compensation Mix

Components of Compensation: The following table sets forth the key elements of our 2020 NEO compensation programs:

What We Pay	Why We Pay It	Key Features
Base Salary	Attract and retain high-performing executives by providing a secure and appropriate level of base pay	Aligned with peer practices and internal parity considerations; reviewed annually and subject to adjustment
Annual Cash Incentive	Encourage and reward accomplishment of annual operating plan and individual objectives	Generally only earned if we meet performance goals tied to our operating budget and strategic initiatives
Equity-Based Awards	Motivate performance and align a significant portion of NEO compensation with our ongoing success and with shareholder returns

NEOs’ equity awards granted in Performance Shares, Performance-Based RSUs and stock options

Performance-based equity awards generally only have value to our NEOs to the extent the pre-established corporate and/or business unit goals established by the compensation committee are achieved

Stock options have value for our NEOs only if our stock price increases

Employee Benefits and Perquisites	Attract and retain executive talent

Customary retirement and health and welfare benefits to all of our salaried employees, including our NEOs

No nonqualified deferred compensation plans or defined benefit pension plans

No excessive perquisites

Our mix of compensation elements is designed to reinforce business and strategic objectives, recognize and reward performance, motivate long-term value creation, and align our NEOs’ interests with those of our shareholders. We generally achieve this through a combination of cash and equity awards.

The Company is responsible for allocating capital in a manner that is in the best interest of its shareholders in line with the stated objective of growing Adjusted EPS between 15%-20% per year over the mid-term. Some portion of this growth is contingent on effective capital allocation in the form of acquisitions and/or share buybacks as a use for our free cash flow. As part of existing stock repurchase program, the Company has regularly repurchased shares that it viewed as undervalued, and thus would provide a better return to shareholders compared with other alternatives at the time. Also, repurchases are used to offset the dilutive effect of the issuance of shares to executives under equity compensation plans, including the exercise price of options, and the use of shares in acquisitions.

The Company aligns its executive compensation arrangements with its overall capital allocation strategy that maximizes shareholders’ interests, and share repurchases are accordingly not excluded from our performance metrics. The compensation committee is keenly aware of the Company’s stock repurchase approach under outstanding authorizations, and historical stock repurchases when setting performance metrics for executive compensation awards. Because we intend to use free cash for either repurchases or acquisitions, the Board does not exclude repurchases from the final determination of performance achievement.

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05. COMPENSATION DISCUSSION AND ANALYSIS

Target Mix of Compensation

The compensation committee strives to achieve an appropriate mix between fixed versus variable pay and cash versus equity-based compensation awards in order to meet our compensation objectives. Our compensation committee does not have a rigid policy for allocating compensation between short- and long-term compensation and cash and non-cash compensation. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our NEOs to deliver superior shareholder return and retain them to continue their careers with us on a cost-effective basis.

Our compensation committee generally references cash-based components of compensation at or below market levels and equity-based components of compensation (based on target levels) at or above market levels, resulting in total target compensation that is generally above the peer median for our CEO, and generally in alignment with the peer median for our other NEOs. Although the compensation committee includes this market data and its general understanding of current compensation practices in the market in the overall mix of factors it considers in assessing NEO compensation, it does not target a mathematically precise market position for total compensation or any individual element of compensation.

The ultimate compensation levels reflect the application of these policies to the varying responsibilities of the NEOs. In a typical year, it is expected that the greater the responsibility of the executive and the greater the potential impact of the executive on the Company’s financial performance, the higher the proportion of compensation that can be earned by the executive in the form of performance-based compensation. Our CEO has the greatest responsibility in managing and driving the performance of our Company. He joined our Company in 2000, and has managed our significant growth through a combination of organic initiatives, product and service innovation and over 80 acquisitions of businesses and commercial account portfolios, and has overseen the growth of our revenue from $33.0 million in 2000 to approximately $2.4 billion in 2020.

The chart below illustrates the 2020 total target direct compensation mix for our NEOs other than the CEO (on average), consisting of base salary, target annual cash incentives, and target equity-based incentives. As discussed in more detail below, our CEO did not receive an equity-based award in 2020, and, therefore, his 2020 compensation was entirely cash-based (with 50% of his initial target total direct compensation consisting of performance-based cash incentive opportunity). However, because he did not receive a 2020 equity-based award, our CEO’s total 2020 compensation as reported in the 2020 Summary Compensation Table is approximately 88% less than his total 2019 compensation ($1,311,225 for 2020, as compared to $11,504,313 for 2019).

2020 CEO Pay Program Overview

We strive to develop a total pay program for our CEO that reflects the above compensation philosophy objectives and the feedback we receive from our shareholders. As discussed in our 2020 proxy statement, in response to input gleaned from our shareholders during our outreach program, we modified several aspects of the CEO’s incentive opportunities for 2019 to more directly link CEO pay to shareholder value creation, including by:

shifting to a three-year performance period for the CEO’s 2019 performance-based equity award, in response to shareholder concerns regarding our prior use of a one-year performance period; and

using a GAAP net revenue goal for the CEO’s 2019 performance-based equity award, in direct response to shareholders’ concerns about using an EPS metric in both the annual cash incentive and equity award programs.

However, in light of the unprecedented challenges posed by COVID-19, our CEO agreed to not receive a new equity award in 2020.

Further, in connection with the base salary reductions applicable to all of our NEOs in 2020, our CEO agreed to receive no base salary for the period beginning in April 2020 and ending in August 2020 in recognition of the challenges posed by COVID-19.

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05. COMPENSATION DISCUSSION AND ANALYSIS

The table below outlines the performance metrics that were used in the CEO’s 2020 annual cash incentive program, which metrics were selected to drive a focus on corporate objectives that are expected to produce an increase in shareholder value:

Pay Element	Performance Metric(s)	Rationale and Key Features
	GAAP Revenue (34% weight)	Revenue growth is critically important to our success given the operating leverage in our business
Annual Cash Incentive	M&A (33% weight)	M&A continues to contribute to revenue growth and product expansion
	Growth and Other Initiatives (33% weight)	Initiatives designed to improve financial results in the current year and position the Company for the future

Key Elements of 2020 Named Executive Officer Compensation Base Salary

2020 Highlights—Our current CEO’s base salary has not been increased since 2014.

Initial 2020 Base Salary Determination

Base salaries are reviewed annually, taking into account individual responsibilities, individual performance, the experience of the individual, current salary, retention incentives, internal equity and the compensation committee’s evaluation of the competitive market. No particular weight is assigned to these factors. The table below illustrates the 2020 base salaries initially determined for our NEOs in March 2020:

Named Executive Officer	2020 Base Salary Rate	2019 Base Salary Rate	% Increase
Ronald F. Clarke	$1,000,000	$1,000,000	0%
Charles R. Freund	$450,000	$385,000	17%
Eric R. Dey	$500,000	$500,000	0%
John S. Coughlin	$450,000	$420,000	7%
Alexey Gavrilenya	$400,000	$325,000	23%
Armando L. Netto (1)	$449,775	$263,709	71%

(1) Mr. Netto’s cash compensation is denominated in Brazilian Real. For purposes of this disclosure and to normalize for fluctuations in the currency exchange rate, all cash amounts for Mr. Netto have been converted to U.S. dollars at an average exchange rate of $1 to R$5.1030 for 2020. The 2019 base salary rate for Mr. Netto may not be comparable to the 2019 base salary reported for him in our 2020 proxy statement, as we used a 2020 exchange rate calculation for purposes of such disclosure above.

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05. COMPENSATION DISCUSSION AND ANALYSIS

Mr. Clarke’s base salary has not increased in seven years. The base salaries for the following NEOs were increased in April 2020:

Mr. Freund’s base salary increased 17% to $450,000 Due to good performance managing a number of special projects.
Mr. Coughlin’s base salary increased by 7% due to the recent appointment as President of Corporate Payments.
Mr. Gavrilenya’s base salary increased by 23% due to the recent appointment as President of North American Fuel.
Mr. Netto’s base salary increased by 71% due to the continued good performance of Brazil, excluding the adverse impact of currency.

Temporary Base Salary Reductions

In light of COVID-19, the compensation committee approved, and each of the current NEOs agreed to, a reduction in base salary effective in April 2020. The compensation committee approved reinstatement of pre-reduction salaries effective in August 2020. The table below illustrates the reduced base salaries for our NEOs:

Named Executive Officer	2020 Base Salary Rate	Reduced Base Salary Rate (beginning in April 2020 and ending in August 2020)
Ronald F. Clarke	$1,000,000	$0
Charles R. Freund	$450,000	$225,000
Eric R. Dey	$500,000	$500,000
John S. Coughlin	$450,000	$225,000
Alexey Gavrilenya	$400,000	$200,000
Armando L. Netto (1)	$449,775	$224,887

(1) As noted above, Mr. Netto’s compensation is denominated in Brazilian Real. For purposes of this disclosure, all amounts for Mr. Netto have been converted to U.S. dollars at an average exchange rate of $1 to R$5.1030 for 2020.

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05. COMPENSATION DISCUSSION AND ANALYSIS

Annual Cash Incentive

2020 Highlight — Our CEO’s annual cash incentive award is contingent upon achieving performance goals associated with net revenue, M&A or divestiture activity, and growth initiatives or enabler goals.

The primary objectives of our annual cash incentive program are to provide an incentive for superior work, to motivate our NEOs toward even higher achievement and business results and to tie our NEOs’ goals to the Company’s performance. We use Company-wide, individual and business unit performance goals in our annual cash incentive program. Individual or business unit performance goals are tied to the particular area of expertise and responsibilities of the NEO and their performance in attaining those objectives.

Initial Annual Cash Incentive Target Awards

In March 2020, the compensation committee initially determined the target annual cash incentive payout levels for the NEOs based on a combination of factors, including each NEO’s role and responsibilities, experience and skills, expected contribution to the Company and potential impact of the NEO’s performance on revenue and net income growth. Target amounts below are shown as a percent of each NEO’s base salary.

Named Executive Officer	Initial Target
Ronald F. Clarke	100%
Charles R. Freund(1)	75%
Eric R. Dey(2)	N/A
John S. Coughlin(3)	75%
Alexey Gavrilenya(3)	75%
Armando L. Netto(3)	75%

(1) In connection with his promotion to CFO in September 2020, Mr. Freund’s target annual cash incentive opportunity was increased from 50% to 75% of base salary.

(2) Mr. Dey was not eligible for an annual cash incentive award for 2020 because he resigned from his role as CFO during 2020.

(3) The target annual incentive opportunities (as percentages of base salary) for the following NEOs were increased for 2020 to be commensurate with similarly situated executives: from 50% to 75% of base salary for Mr. Coughlin; from 50% to 75% of base salary for Mr. Gavrilenya; and from 50% to 75% of base salary for Mr. Netto.

2020 performance goals and results

Our CEO makes recommendations regarding individual or business unit performance goals, which are reviewed and approved by the compensation committee.

Based on achievement of the applicable performance goals, the CEO’s annual cash incentive was designed to be paid out in amounts up to 200%, and all other NEOs’ annual cash incentives were designed to be paid out in amounts up to 150%, of the individual target amounts for performance exceeding objectives. Annual cash incentive awards could be paid out in amounts below the individual target amounts if actual performance achieved minimum thresholds. The awards were initially designed so that performance below threshold would result in no payout for a given goal.

As discussed in more detail above, in light of COVID-19, in October 2020, the compensation committee approved the adjusted performance goals associated with the NEOs’ annual cash incentive awards to reflect updates to management’s expectations of the Company’s performance and the general economic climate. In general, the adjusted goals were designed to measure performance during only the second half of 2020 (“2H”), except as otherwise indicated below. The compensation committee also decreased the payout opportunities under the annual cash incentive awards to 50% of their pre-pandemic levels. The table below illustrates the reduced annual cash incentive opportunities for our participating NEOs:

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05. COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officer	Original 2020 Target Annual Cash Incentive Opportunity (% of Base Salary)	Adjusted 2020 Target Annual Cash Incentive Opportunity (% of Base Salary)
Ronald F. Clarke	100%	50%
Charles R. Freund	75%	37.5%
John S. Coughlin	75%	37.5%
Alexey Gavrilenya	75%	37.5%
Armando L. Netto	75%	37.5%

The tables below illustrate, for each participating NEO, (1) the original performance goals approved for the 2020 annual incentive awards, (2) where applicable, the adjusted performance goals approved by the compensation committee in October 2020, (3) actual performance with respect to the goals, and (4) the final 2020 annual cash incentive payout earned by the NEO.

Ronald F. Clarke: Mr. Clarke’s 2020 annual cash incentive was determined as follows:

Performance Metric	Weighting	Original Target ($ values in millions)	Adjusted 2H Target ($ values in millions)	Threshold (50%)	Below Target (75%)	Target (100%)	Above Target (150%)	Maximum (200%)	Achievement ($ values in millions)	% of Target Earned

GAAP Revenue, as adjusted(1)	34%	$2,930	$1,181	≥98%	≥99%	≥100%	≥101%	≥102%	102%	200%
M&A Achieved(2)	33%	$750	Unadjusted	≥$400	N/A	≥$750	N/A	≥$1,000	$609	50%
Growth and Other Initiatives (3)	33%	Achieve 2 goals	Unadjusted	N/A	N/A	Achieve 2 goals	Achieve 3 goals	Achieve 4 or more goals	Achieved 2 goals	100%
							Adjusted Target Payout			$500,000
							Total Payout % Earned			117.5%
							Actual Annual Cash Incentive Payout			$587,500

(1) GAAP Revenue was adjusted to be consistent with the macro-economic environment assumed in the 2020 budget in early 2020 and excluded the impact of acquisitions. Full year 2020 GAAP Revenue as adjusted was $2.484 billion and would have resulted in no achievement under the original goals for this metric.

(2) “M&A Achievement” is determined based on the aggregate transaction value of material mergers and acquisitions, divestitures or joint ventures for which the Company signs definitive documentation during 2020.

(3) “Growth and Other Initiatives” goals were as follows: (a) revise a specific partner agreement to generate a specified level of incremental revenue (achieved by 100%); (b) Achieve NAF Beyond Fuel Revenue Target of greater than or equal to a specified number (not achieved); (c) Sell greater than or equal to specified number of new Urban Tags in Brazil in 2020 (achieved by 135%); (d) achieve global sales growth greater than or equal to specified percent in 2020 (at constant currency) (not achieved); and (e) Achieve 2019 acquisition accretion plan - greater than or equal to specified incremental Adjusted EPS from the 4 deals (not achieved).

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05. COMPENSATION DISCUSSION AND ANALYSIS

Charles R. Freund: Mr. Freund’s 2020 annual cash incentive was determined as follows:

Performance Metric	Weighting	Threshold (50%)	Above Threshold (70%)	Below Target (85%)	Target (100%)	Above Target (120%)	Below Maximum (135%)	Maximum (150%)	Achievement	% of Target Earned

Stock Price vs. S&P 500	35%	≥3.0%	≥3.7%	≥4.4%	≥5.0%	≥6.7%	≥8.4%	≥10%	underperformed by ~10% in 2H(1)	0%
ESG Management Rating(2)	35%	≥38.1	≥39.1	≥40.5	≥41.5	≥44.3	≥47.4	≥50	38.8	50%
Operating Expenses/ Capital Expenditure Budget (3)	30%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Achieved	100%
						Target Payout				$168,750
						Total Payout % Earned				47.5%
						Actual Annual Cash Incentive Payout				$80,156

(1) Represents amount by which the percentage growth in the Company’s stock price exceeds the percentage growth in the S&P 500 Index for the performance period beginning on July 1, 2020 and ending on December 31, 2020.

(2) Represents ESG Management Score as reported by Sustainalytics.

(3) Award could be earned based on underspending the operating expenses and capital expenditure budget for the second half of 2020, with no unapproved individual overrun greater than $1,000,000 (adjusted for one-time expenses and macro-related matters).

John S. Coughlin: Mr. Coughlin’s 2020 annual cash incentive was determined as follows:

Performance Metric	Weighting	Original Target ($ values in millions)	Adjusted 2H Target ($ values in millions)	Threshold (50%)	Above Threshold (70%)	Below Target (85%)	Target (100%)	Above Target (120%)	Below Maximum (135%)	Maximum (150%)	Achievement	% of Target Earned

GAAP Revenue, as adjusted(1)	35%	$2,930	$1,181	≥97%	≥98%	≥99%	≥100%	≥101%	≥102%	≥103%	102%	135%
CP Sales(2)	35%	Budget	Unadjusted	≥91%	≥93%	≥99%	≥100%	≥103%	≥106%	≥109%	95%	70%
Growth and Other Initiatives(3)	30%	Achieve 2 goals	Unadjusted	Achieve 1 goal	N/A	N/A	Achieve 2 goals	N/A	N/A	N/A	Not achieved	0%
									Target Payout			$168,750
									Total Payout % Earned			72%
								Actual Annual Cash Incentive Payout				$121,078

(1) GAAP Revenue was adjusted to be consistent with the macro-economic environment assumed in the 2020 budget in early 2020 and excluded the impact of acquisitions. Full year 2020 GAAP Revenue as adjusted was $2.484 billion and would have resulted in no achievement under the original goals for this metric.

(2) None of this portion of the award would be paid unless sales expense for 2020 was less than or equal to the Company’s 2020 budget.

(3) “Growth and Other Initiatives” were as follows: (1) implement five new ERP integrations (not achieved); and (2) implement new payment process and achieve specified revenue (not achieved).

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05. COMPENSATION DISCUSSION AND ANALYSIS

Alexey Gavrilenya: Mr. Gavrilenya’s 2020 annual cash incentive was determined as follows:

Performance Metric	Weighting	Original Target ($ values in millions)	Adjusted 2H Target ($ values in millions)	Threshold (50%)	Above Threshold (70%)	Below Target (85%)	Target (100%)	Above Target (120%)	Below Maximum (135%)	Maximum (150%)	Achievement	% of Target Earned

GAAP Revenue, as adjusted(1)	34%	$2,930	$1,181	≥97%	≥98%	≥99%	≥100%	≥101%	≥102%	≥103%	102%	135%
NAF Sales(2)	33%	Budget	52% of orig. budget for 2H	≥91%	≥93%	≥99%	≥100%	≥103%	≥106%	≥109%	Not achieved	0%
Growth and Other Initiatives(3)	30%	Achieve 2 goals	Unadjusted	Achieve 1 goal	N/A	N/A	Achieve 2 goals	N/A	N/A	Achieve 3 goals	Achieved 1 goal	50%
							Target Payout					$150,000
							Total Payout % Earned					62%
							Actual Annual Cash Incentive Payout					$93,600

(1) GAAP Revenue was adjusted to be consistent with the macro-economic environment assumed in the 2020 budget in early 2020 and excluded the impact of acquisitions. Full year 2020 GAAP Revenue as adjusted was $2.484 billion and would have resulted in no achievement under the original goals for this metric.

(2) None of this portion of the award would be paid unless sales expense for 2020 was less than or equal to the Company’s 2020 budget. Full year achievement was unattainable due to the pandemic and would have resulted in no achievement under the original goals for this metric.

(3) “Growth and Other Initiatives” were as follows: (a) reduce system denials by 30% (achieved by 166%); (b) third party cards revenue plan of a specified amount (not achieved); (c) Beyond Fuel revenue of a specified amount (not achieved); (d) realize specified partner revenue (excluding penalty) of a specified amount (not achieved); (e) implement a new feature in ≥ 50% of NAT, NAL and NAP accounts (not achieved).

Armando L. Netto: Mr. Netto’s 2020 annual cash incentive was determined as follows:

Performance Metric	Weighting	Original Target ($ values in millions)	Adjusted 2H Target ($ values in millions)	Threshold (50%)	Above Threshold (70%)	Below Target (85%)	Target (100%)	Above Target (120%)	Below Maximum (135%)	Maximum (150%)	Achievement	% of Target Earned
GAAP Revenue, as adjusted(1)	40%	$2,930	$1,181	≥97%	≥98%	≥99%	≥100%	≥101%	≥102%	≥103%	102%	135%
Brazil Sales(2)	30%	Budget	111% of orig. budget for 2H	≥91%	≥93%	≥99%	≥100%	≥103%	≥106%	≥109%	104%	120%
Growth and Other Initiatives(3)	30%	Achieve 2 goals	Unadjusted	Achieve 1 goal	N/A	N/A	Achieve 2 goals	N/A	N/A	Achieve 3 or more goals	Achieved 3 goals	150%
							Target Payout					$168,665(4)
							Total Payout % Earned					135%
							Actual Annual Cash Incentive Payout					$227,698(4)

(1) GAAP Revenue was adjusted to be consistent with the macro-economic environment assumed in the 2020 budget in early 2020 and excluded the impact of acquisitions. Full year 2020 GAAP Revenue as adjusted was $2.484 billion and would have resulted in no achievement under the original goals for this metric.

(2) None of this portion of the award would be paid unless sales expense for 2020 was less than or equal to the Company’s 2020 budget.

(3) “Growth and Other Initiatives” goals were: (1) non-Fuel transactions increases relative to prior year (not achieved); (2) urban tag sales greater than or equal to specified amount 250,000 in 2020 (achieved by 135%); (3) Q4 2020 new tag sales from certain partnerships greater than or equal to specified amount (not achieved); (4) greater than specified amount of transactional growth from one particular partnership (achieved by 100%); and (5) launch particular functionality to the market place (achieved by 100%).

(4) Converted from BRL to USD using an average exchange rate of $1 to R$5.1030 for 2020.

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05. COMPENSATION DISCUSSION AND ANALYSIS

In 2020, we also paid a special bonus of $50,000 to Mr. Freund in connection with his appointment as Chief Financial Officer.

Equity Awards

2020 Highight— In 2020, we granted a mix of Performance Shares, Performance-Based RSUs and stock options to participating NEOs.

We believe that performance-based equity awards are effective tools for meeting our compensation goals because the conditions to vesting motivate the achievement of performance goals and the value of the grants will increase as the value of our stock price increases. We have not historically provided stock option grants to each NEO on an annual basis, but rather, have done so periodically based on our performance. We believe that stock options are an effective tool for meeting our compensation goals because NEOs are rewarded only if our stock price increases relative to the stock option’s exercise price. We consider a number of internal factors, such as the relative job responsibility, the value of each NEO’s existing vested and unvested equity incentive awards, individual performance history, prior contributions to the Company and the size of prior grants. Our CEO makes equity award grant recommendations for each executive officer, including our NEOs (other than himself). Grant recommendations are presented to the compensation committee for its review and approval.

Initial 2020 Equity Awards

In March 2020, we granted the equity-based incentive awards set forth in the table below to our NEOs other than the CEO. At the time the equity-based incentive awards were granted, due to the substantial uncertainty arising from the pandemic, the Board of Directors had substantial reason to believe that the grant date value of all performance-based equity incentive grants were zero because the probability of reaching the required thresholds of vesting was low. Despite that concern, the Board of Directors did not adjust the awards or the associated performance measures until October 2020, after the second half re-plan was completed over the summer and market conditions and operations stabilized.

Named Executive Officer	Target Performance Shares (#)		Target Performance-Based RSUs (#)		Stock Options (#)
	Initial	Adjusted	Initial	Adjusted
Ronald F. Clarke	N/A		N/A		N/A
Charles R. Freund	1,708	854	5,098	2,549	20,886
Eric R. Dey(1)	N/A		N/A		N/A
John S. Coughlin	1,708	854	6,117	3,059	25,063
Alexey Gavrilenya	1,708	854	6,117	3,059	25,063
Armando L. Netto	1,708	854	6,117	3,059	25,063

(1) Mr Dey was not granted any new equity awards in 2020 because he resigned from his role as CFO during 2020.

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05. COMPENSATION DISCUSSION AND ANALYSIS

Assuming maximum payout of all granted equity without the impact of COVID-19 for 2020, Mr. Freund’s annual equity award opportunity (in grant date fair value) was increased by approximately 61% in recognition of his appointment as Chief Financial Officer. Assuming maximum payout of all granted equity without the impact of COVID-19 for 2020, Messrs. Coughlin’s and Gavrilenya’s annual equity award opportunities (in grant date fair value) were increased by approximately 50% and 118%, respectively, in recognition of their recent appointments as Group Presidents of Corporate Payments and North American Fuel, respectively. Assuming maximum payout of all granted equity without the impact of COVID-19 for 2020, Mr. Netto’s annual equity award opportunity (in grant date fair value) was increased by approximately 21% in recognition of his performance.

As discussed above, Mr. Clarke did not receive equity-based awards in 2020. Due to the extreme uncertainty of impact of the pandemic, our CEO agreed to not receive a new equity award in 2020.

Performance Share Grants

The NEOs other than Messrs. Clarke and Dey received 2020 Performance Share awards tied to Adjusted EPS achievement (“Performance Shares”). The Performance Shares were initially designed to be earned if we achieved Adjusted EPS of $13.55 for the 2020 fiscal year. This initial goal exceeded the Adjusted EPS performance goals for our 2017, 2018, and 2019 Performance Share awards, which were $8.31, $10.20 and $11.55, respectively. Our actual Adjusted EPS performance for those years was $8.54, $10.74 and $11.68, respectively.

As discussed above, the compensation committee took decisive action in October 2020 to adjust the Performance Shares in order to mitigate the impact of COVID-19. Specifically, each NEO’s Performance Share award opportunity was reduced by 50%, and the compensation committee established a new Adjusted EPS target of $5.26 for the second half of 2020.

In January 2021, the compensation committee determined that the modified Adjusted EPS objective was achieved, based on our Adjusted EPS performance for the second half of 2020 of $5.78. As a result, each of the NEOs earned their Performance Shares, which were paid in full in the form of common shares. Our full-year 2020 Adjusted EPS performance was $11.09, which would have resulted in no payout under the original Adjusted EPS goal.

Performance-Based RSU Grants

In addition to the Performance Shares, in 2020, we granted Performance-Based RSU awards to each of the NEOs other than Messrs. Clarke and Dey tied to achievement with respect to corporate or business unit revenue goals.

As discussed above, the compensation committee took decisive action in October 2020 to adjust the Performance- Based RSUs in order to mitigate the impact of COVID-19. Specifically, each NEO’s Performance-Based RSU award opportunity was reduced by 50%, and the compensation committee adjusted the applicable performance goal or goals for each award to reflect performance during only the second half of 2020.

The Performance-Based RSUs earned by each of the NEOs in 2020 (based on the achievement of the applicable adjusted performance goals) are subject to a three-year rateable vesting schedule, pursuant to which the earned Performance-Based RSUs will generally vest in substantially equal installments on each of the first three anniversaries of the grant date.

The tables below illustrate, for each participating NEO, (1) actual performance with respect to the performance metrics as adjusted by the compensation committee in October 2020 for the 2020 Performance-Based RSU awards, and (2) the number of Performance-Based RSUs earned in 2020 that are eligible to vest on a ratable basis. The number of PRSUs earned for performance falling between the “threshold” and “maximum” performance levels set forth in the table below was determined without interpolation between performance levels (subject to rounding).

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05. COMPENSATION DISCUSSION AND ANALYSIS

Charles R. Freund: Mr. Freund’s 2020 Performance-Based RSU award was based on achievement of the Company’s GAAP revenue (as adjusted) for the second half of 2020. The second half re-plan GAAP revenue target was 76% of the original target. The second half re-plan included updated foreign exchange rates, fuel prices and fuel price spreads.

Below Threshold (0%)	Threshold (50%)	Above Threshold (75%)	Below Target (85%)	Target (100%)	Above Target (115%)	Below Maximum (125%)	Maximum (150%)	Results Achieved	Payout %	# of Performance- Based RSUs Earned
<97%	97%	98%	99%	100%	101%	102%	≥103%	102%	125%(1)	3,186

(1) GAAP Revenue was adjusted to be consistent with the macro-economic environment assumed in the second half re-plan, which excluded the impact of foreign exchange rates, fuel prices and fuel price spreads. Full year 2020 GAAP Revenue was $2.484 billion and would have resulted in no achievement under the original goals for this metric.

John S. Coughlin: Mr. Coughlin’s 2020 Performance-Based RSU award was based on achievement of net revenue (as adjusted) in the Corporate Payments business for the second half of 2020. The second half re-plan net revenue target was 75% of the original target. The second half of re-plan included updated foreign exchange rates, fuel prices, and fuel price spreads.

Below Threshold (0%)	Threshold (50%)	Above Threshold (75%)	Below Target (85%)	Target (100%)	Above Target (115%)	Below Maximum (125%)	Maximum (150%)	Results Achieved	Payout %	# of Performance- Based RSUs Earned
<97%	97%	98%	99%	100%	101%	102%	≥103%	102%	125%(1)	3,824

(1) Corporate Payments net revenue was adjusted to be consistent with the macro-economic environment assumed in the second half re-plan, which excluded the impact of exchange rates and acquisitions. Full year achievement was unattainable due to the pandemic and would have resulted in no achievement under the original goals for this metric.

Alexey Gavrilenya: Mr. Gavrilenya’s 2020 Performance-Based RSU award was based on achievement of net revenue (as adjusted) in the North American Fuel business for the second half of 2020. The second half re-plan net revenue target was 82% of the original target. The second half of re-plan included updated foreign exchange rates, fuel prices, and fuel price spreads.

Below Threshold (0%)	Threshold (50%)	Above Threshold (75%)	Below Target (85%)	Target (100%)	Above Target (115%)	Below Maximum (125%)	Maximum (150%)	Results Achieved	Payout %	# of Performance- Based RSUs Earned
<97%	97%	98%	99%	100%	101%	102%	≥103%	98%	75%(1)	2,295

(1) NAF net revenue was adjusted to be consistent with the macro-economic environment assumed in the second half re-plan, which excluded the impact of foreign exchange rates, fuel prices and fuel price spreads. Full year achievement was unattainable due to the pandemic and would have resulted in no achievement under the original goals for this metric.

Armando L. Netto: Mr. Netto’s 2020 Performance-Based RSU award was based on achievement of net revenue (as adjusted) in the Brazil business for the second half 2020. The second half re-plan net revenue target was 93% of the original target. The second half of re-plan included updated foreign exchange rates, fuel prices, and fuel price spreads.

Below Threshold (0%)	Threshold (50%)	Above Threshold (75%)	Below Target (85%)	Target (100%)	Above Target (115%)	Below Maximum (125%)	Maximum (150%)	Results Achieved	Payout %	# of Performance- Based RSUs Earned
<97%	97%	98%	99%	100%	101%	102%	≥103%	100%	100%(1)	3,059

(1) Brazil net revenue was adjusted to be consistent with the macro-economic environment assumed in the second half re-plan, which excluded the impact of foreign ex- change rates. Full year achievement was unattainable due to the pandemic and would have resulted in no achievement under the original goals for this metric.

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05. COMPENSATION DISCUSSION AND ANALYSIS

Stock Option Grants

The exercise price of each stock option grant is the fair market value of our common shares on the grant date (closing stock price). Stock option awards to our NEOs in 2020 generally vest ratably over a period of four years and are earned only with continued employment through the vesting period. We believe stock option awards are inherently performance-based, requiring stock price appreciation before there is any real value earned, while encouraging long-term employment with the Company. In March 2020, we granted the stock options set forth below to our NEOs other than the CEO, which have not been adjusted since grant:

Named Executive Officer	# of Options
Ronald F. Clarke	N/A
Charles R. Freund	20,886
Eric R. Dey	N/A
John S. Coughlin	25,063
Alexey Gavrilenya	25,063
Armando L. Netto	25,063

(1) Mr. Dey was not granted any new equity awards in 2020 because he resigned from his role as CFO during 2020.

In 2020, Mr. Netto was granted a retention equity award in the form of an additional 35,000 performance-based stock options with an exercise price equal to the fair market value of our common shares on the grant date (closing stock price). The Company intends to establish performance goals that Mr. Netto must achieve to become vested in these additional stock options after three years. Because the performance objectives have not yet been established, the grant date fair value for these stock options is not yet determinable.

Omission of Certain Goal Levels

We believe that disclosure of certain goal levels for our NEOs’ annual cash incentive and equity awards described above would cause us competitive harm. However, we have provided information regarding the payout levels that would be applied based on percentage achievement against the target levels for such goals. In setting the applicable target levels, the compensation committee considered how achievement of the performance goals could be impacted by events expected to occur in the coming years, and how likely it would be for the goals to be achieved. We believe that the below-target goals (where applicable) have been established at levels that should be appropriately difficult to attain, and that the target goals require considerable effort on the part of each NEO to achieve. Achievement of above-target goals (where applicable) is considered to be a “stretch” target given market conditions.

Other Compensation and Benefits

Employee Benefits. All U.S.-based salaried employees including NEOs may participate in a 401(k) plan. Our 401(k) plan provides that we match 25% of an employee’s contribution, up to an employee contribution of 4% of salary. Our NEOs in the U.S. may participate in this 401(k) plan on the same basis as all of our other participating employees. Consistent with local employment practices, our senior executives in Brazil, including Mr. Netto, receive a car allowance on a monthly basis to assist with the cost of transportation.

We provide health benefits to all of our eligible employees and pay the premiums for these benefits on behalf of our NEOs. We provide to our NEOs life insurance benefits, long-term care insurance and concierge doctor services and also pay these premiums.

We do not provide any nonqualified deferred compensation arrangements or defined benefit pension plans to our NEOs.

Employment Agreements and Offer Letters; Severance and Change-in-Control Benefits. We entered into an employment agreement with our CEO in 2010. We have also entered into offer letter agreements with each of our other NEOs, including Mr. Freund in 2020. Mr. Clarke’s and the other NEOs’ (except for Mr. Freund’s) agreements provide that in the case of their termination under specific circumstances, they will be entitled to certain severance payments. These agreements are discussed below in “Potential Payments Upon Termination or Change in Control.”

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05. COMPENSATION DISCUSSION AND ANALYSIS

We provide severance compensation if certain NEOs are terminated without cause to attract and retain qualified executive talent, and, with respect to post-change in control benefits, to incentivize such NEOs to act in the best interests of our shareholders in the face of a transaction even if they may be terminated as a result.

As noted above, Mr. Dey retired from his position as CFO but remained with the Company as a senior advisor through the end of 2020 to ensure a smooth transition of his duties. In connection with his role as a senior advisor through the end of 2020, Mr. Dey did not receive any base salary or annual cash incentives; however, Mr. Dey was entitled to continue to vest through the end of 2020 in equity awards previously granted to him by the Company and receive Company medical benefits until he reaches age 65.

Process to Review, Revise, and Set Compensation

The compensation committee is responsible for administering our executive compensation program and making decisions with respect to the compensation paid to our NEOs. In making such decisions, the compensation committee considers a variety of factors, including:

The compensation committee’s evaluation of the competitive market, including referencing peer group data;
The feedback received from our shareholders and proxy advisory firms;
The roles and responsibilities of our executives, including each executive’s impact on creating shareholder value;
The individual experience and skills of, and expected contributions from, our executives;
Pay relative to other NEOs at the Company;
The individual performance of our executives during the year and the historical performance levels of our executives; and
Our overall financial performance.

Our CEO provides substantial input to the compensation committee in reviewing the performance of the other executive officers and making compensation recommendations for executive officers who report directly to him. The CEO does not participate in determining the amount of his own compensation. Decisions regarding the compensation of our CEO are made by the compensation committee.

Compensation Peer Group

We considered the compensation levels, programs and practices of industry peer companies to assist us in setting compensation for our NEOs by considering market competitiveness and the goal of motivating our executives to appropriately drive corporate performance. The compensation committee periodically reviews and updates the list of companies comprising the peer group to provide an appropriate marketplace focus.

In 2018, the compensation committee engaged its former compensation consultant, Pearl Meyer, to construct an industry peer group that the compensation committee could use to analyze the competitive market. In general, the industry peer group was identified by considering similarly sized publicly traded companies in the data processing, payments and business services sectors. Prior to establishing the 2020 compensation opportunities for the NEOs, the Company modified the peer group. Specifically, Total System Services, Inc. and Worldpay, Inc. were removed because they were each acquired during 2019. In addition, nine companies were added to the peer group. The Company evaluated multiple criteria in determining the appropriate peer group, including industry, revenue, market capitalization, competitors to our various lines of business, business models and profitability.

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05. COMPENSATION DISCUSSION AND ANALYSIS

The peer group used for purposes of 2020 compensation decisions (the “2020 Industry Peer Group”), and its relation to the peer group used for purposes of 2019 compensation decisions, is illustrated in the following table:

Company Peer	2019	2020
Alliance Data Systems Corporation	√	√
Automatic Data Processing, Inc.		√
Black Knight, Inc.		√
Broadridge Financial Solutions, Inc.	√	√
Ceridian HCM Holding Inc.		√
Equifax Inc.		√
Euronet Worldwide, Inc.	√	√
Fair Isaac Corporation		√
Fidelity National Information Services, Inc.		√
First Data Corporation	√	√
Fiserv, Inc.	√	√
Global Payments Inc.	√	√
Intuit Inc.	√	√
Jack Henry & Associates, Inc.	√	√
Mastercard Incorporated		√
Paychex, Inc.	√	√
Paycom Software, Inc.		√
SS&C Technologies Holdings, Inc.		√
Total System Services, Inc.	√
Worldpay, Inc.	√
Wex, Inc.	√	√

The Company referred to the 2020 Industry Peer Group in setting compensation for 2020 for our NEOs. Generally, the compensation committee references cash-based compensation at or below market levels and equity-based compensation (based on target levels) at or above market levels, resulting in total target compensation above the peer median for our CEO and generally in alignment with the peer median for our other NEOs. Although the compensation committee includes this market data and its general understanding of current compensation practices in the market in the overall mix of factors it considers in assessing NEO compensation, it does not target a mathematically precise market position for total compensation or any individual element of compensation. Comparisons to the peer group for purposes of this Proxy Statement are based on an adjustment of the peer group compensation data by the Company to account for the passage of time.

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05. COMPENSATION DISCUSSION AND ANALYSIS

Information on Other Compensation-Related Topics

Stock Ownership Policy. Our executive officers are subject to stock ownership requirements (expressed as a multiple of base salary). In response to input in our shareholder outreach process, we increased the stock ownership guideline requirements in 2019 to the following levels (which must be obtained within five years):

Chief Executive Officer 6x
Chief Financial Officer 4x
All Other Executive Officers 3x

Currently, Messrs. Clarke, Freund, Coughlin, Gavrilenya, and Netto are in compliance with this policy. As a result of his departure from the Company, Mr. Dey is no longer subject to the stock ownership policy.

Insider Trading Policy. The Company maintains an insider trading policy applicable to all directors and employees. The policy provides that Company personnel may not buy, sell or engage in other transactions in the Company’s stock while in possession of material non-public information, buy or sell securities of other companies while in possession of material non-public information about those companies they become aware of as a result of business dealings between the Company and those companies, or disclose material non-public information to any unauthorized persons outside of the Company. The policy also restricts trading for a limited group of Company employees (including all directors and NEOs) to defined window periods which align with our quarterly earnings releases.

Anti-Hedging and Pledging Policy. Derivative securities are securities, contracts or arrangements the value of which varies in relation to the price of our securities. For example, derivative securities would include exchange-traded put or call options, as well as individually arranged derivative transactions, such as prepaid forwards. Many forms of derivatives are speculative in nature (meaning that their value fluctuates based on short- term changes in the price of our shares), and the purchase or sale of such derivatives by our employees could motivate them to take actions that are in conflict with the long-term interests of other shareholders and could also cause the appearance of misuse of inside information.

Our employees, officers and directors are prohibited from purchasing or selling derivative securities, entering into derivatives contracts relating to our stock or otherwise engaging in hedging transactions. The prohibition on hedging transactions does not apply to stock options and awards under employee plans. Furthermore, our insider trading compliance policy prohibits executive officers and directors from pledging or otherwise using our common shares as collateral.

Equity Grant Practices. We generally grant equity-based incentives annually during the first calendar quarter. To date there has been no set program for the award of incremental periodic grants, and our compensation committee retains discretion to make equity awards at any time, including in connection with the promotion of an executive, to reward an executive for extraordinary performance or the assumption of additional responsibilities or for retention purposes.

Clawback Policy. In 2019, in response to shareholder input received during our outreach process, as well as the results of a shareholder proposal submitted to shareholders in 2019, we adopted a new clawback policy applicable to our executive officers, including our NEOs, which applies to all incentive-based compensation earned by our executive officers. The clawback policy provides that if our compensation committee determines that an executive officer engaged in misconduct that contributed to the Company being required to make a restatement of its financial statements, the Company will promptly recover from such executive officer all incentive-based compensation received that was in excess of the incentive-based compensation such executive officer would have received under the restated financial results of the Company.

Tax Gross-Ups. The Company does not provide excise tax gross-ups for any of its NEOs.

Risk Assessment in Compensation Programs. We believe our compensation programs encourage and reward prudent business judgment without encouraging undue risk. The compensation committee reviews our compensation programs for features that might encourage inappropriate risk-taking. We believe our compensation policies and practices do not create undue risks that are reasonably likely to have a material adverse effect on us.

Consideration of 2020 Say-On-Pay Vote. Our say-on-pay proposal at our 2020 Annual Meeting of Shareholders received approval from approximately 96% of the votes cast. The compensation committee considered the results of this vote to represent strong support for our named executive officer compensation program. The compensation committee did not make any changes to the 2020 named executive officer compensation program that were specifically driven by the results of the 2020 say-on-pay vote.

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06. 2020 NAMED EXECUTIVE OFFICER COMPENSATION

2020 Summary Compensation Table

The following table shows the compensation for each of the NEOs.

The amounts presented below in the “Stock Awards” and “Option Awards” columns represent the grant date fair value of awards granted to the NEOs and the incremental fair value associated with modifications to those awards (as applicable), and may not reflect the actual value to be realized by each executive officer. The actual value realized by the named executive officer will not be determined until the time of vesting in the case of Performance Shares and Performance-Based RSUs, or until option exercise in the case of option awards.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Ronald F. Clarke	2020	$692,308	—	—	—	$587,500	$31,418	$1,311,225
Chief Executive Officer and Chairman of the Board of Directors	2019	$1,000,000	—	$9,473,750	—	$1,000,000	$30,563	$11,504,313
	2018	$1,000,000	—	$5,226,250	—	$1,500,000	$31,138	$7,757,388

Charles R. Freund	2020	$361,635	$50,000	$844,897	$1,000,022	$80,156	$32,368	$2,369,077
Chief Financial Officer	2019	$381,154	—	$602,652	$1,160,600	$151,594	$31,238	$2,327,238
	2018	$365,000	—	$174,781	—	$127,750	$28,923	$696,454

Eric R. Dey	2020	$423,077	—	—	—	—	$20,553	$443,630
Former Chief Financial Officer	2019	$500,000	—	$602,652	—	$287,500	$30,006	$1,420,158
	2018	$500,000	—	$174,781	—	$162,500	$28,214	$865,495

John S. Coughlin	2020	$372,404	—	$971,520	$1,200,016	$121,078	$30,341	$2,695,358
Group President, Corporate Payments	2019	$420,000	—	$1,355,908	$870,450	$155,000	$29,442	$2,830,800
	2018	$420,000	—	$174,781	—	—	$28,543	$623,324

Alexey Gavrilenya(7)	2020	$316,154	—	$971,520	$1,200,016	$93,600	$31,756	$2,613,046
Group President, North American Fuel	2019	$277,682	—	$602,652	$928,480	$162,500	$76,754	$2,048,068
	2018	$267,093	—	$174,781	—	$115,171	$108,639	$665,685

Armando L. Netto(8)	2020	$347,036	—	$971,520	$1,200,016	$227,698	$31,413	$2,777,684
Group President, Brazil	2019	$332,511	$25,380	$1,606,840	$1,160,600	$179,311	$32,521	$3,337,163
	2018	$291,540	$30,149	$688,681	$759,195	$179,494	$28,898	$1,977,957

(1) Represents the salary earned for the applicable year.

(2) For Mr. Freund, represents a one-time bonus related to appointment as Chief Financial Officer. For Mr. Netto, represents the aggregate quarterly bonus amounts paid to Mr. Netto in previous years pursuant to his offer letter. The Company agreed with Mr. Netto to cease payment of this bonus beginning in 2020. For more information, see “Compensation Discussion and Analysis—Key Elements of 2020 Named Executive Officer Compensation—Annual Cash Incentive” and “—Other Compensation and Benefits.”

(3) Includes the aggregate grant date fair value for stock awards, computed in accordance with FASB ASC Topic 718. The assumptions used to value these awards can be found in Note 6 to the financial statements included in our 2020 Annual Report on Form 10-K. For an overview of the features of the 2020 awards, see “Compensation Discussion and Analysis—Key Elements of 2020 Named Executive Officer Compensation—Equity Awards.” Grant date fair values for Performance Shares and Performance-Based RSUs are computed based on the probable outcome of the performance condition as of the grant date for the award, which, in each case, resulted in a $0 grant date fair value. The grant date fair value of the Performance Share awards, assuming maximum performance with respect to the applicable goals, would be $335,075 for Messrs. Freund, Coughlin, Gavrilenya and Netto. The grant date fair value of the Performance-Based RSU awards, assuming maximum performance with respect to the applicable performance goals, would be as follows: $1,500,188 for Mr. Freund; $1,800,050 for Mr. Coughlin; $1,800,050 for Mr. Gavrilenya; and $1,800,050 for Mr. Netto. Amounts in this column also include the incremental fair value associated with October 2020 adjustments to Performance Share and Performance-Based RSU awards, in each case computed in accordance with FASB ASC Topic 718.

(4) Represents the aggregate grant date fair value for the stock option awards, computed in accordance with FASB ASC Topic 718. The assumptions used to value these awards can be found in Note 6 to the financial statements included in our 2020 Annual Report on Form 10-K. Although Mr. Netto received a retention equity award in the form of 35,000 performance-based stock options in 2020, the performance objectives for these stock options have not yet been established, so there was not yet a grant date fair value for such award by the end of 2020. For an overview of the features of the 2020 awards, see “Compensation Discussion and Analysis—Key Elements of 2019 Named Executive Officer Compensation—Equity Awards.”

(5) Represents the amounts earned under the annual cash incentive award programs based on achievement of performance goals under the program. For a description of the program, including the 2020 performance goals, see “Compensation Discussion and Analysis—Key Elements of 2020 Named Executive Officer Compensation—Annual Cash Incentive.”

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06. 2020 NAMED EXECUTIVE OFFICER COMPENSATION

(6) The following table breaks down the amounts shown in this column for 2020:

All other Compensation	Health Benefit Premiums	Long-Term Care Premiums	Retirement Plan Contributions	Vehicle Allowance	Life Insurance	Other	Total
Ronald F. Clarke	$29,589	$1,037	—	—	$791	—	$31,418
Charles R. Freund	$30,930	$900	$444	—	$93	—	$32,368
Eric R. Dey	$19,400	$742	—	—	$411	—	$20,553
John S. Coughlin	$27,630	$1,246	$1,321	—	$143	—	$30,341
Alexey Gavrilenya(7)	$28,532	—	$3,162	—	$62	—	$31,756
Armando L. Netto(8)	$5,874	—	—	$23,667	$280	$1,592	$31,413

(7) Mr. Gavrilenya was based in the UK prior to his current role for the entirety of 2018 and through July 31, 2019. Therefore, all amounts for Mr. Gavrilenya have been converted to U.S. dollars at an average exchange rate of $1 to £0.7768 for the period January 1 through July 31, 2019 and $1 to £0.7488 for 2018.

(8) As Mr. Netto is based in Brazil, his compensation is denominated in Brazilian Real. All amounts for Mr. Netto have been converted to U.S. dollars at an average exchange rate of $1 to R$5.1030 for 2020, R$3.9401 for 2019, and $1 to R$3.6270 for 2018. “Other” benefits represent the cost to the Company of a government mandated food benefit.

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06. 2020 NAMED EXECUTIVE OFFICER COMPENSATION

2020 Grants of Plan-Based Awards

The following table provides information about awards granted in 2020 to each of the NEOs.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock & Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		($/Sh)	($)
Ronald F. Clarke		$332,500	$500,000	$1,000,000	—	—	—	—	—	—
Charles R. Freund		$109,688	$168,750	$227,813	—	—	—	—	—	—
	3/27/20	—	—	—	2,549	5,098 (4)	7,647	—	—	$0
	3/27/20	—	—	—	—	1,708 (5)	—	—	—	$0
	3/27/20	—	—	—	—	—	—	20,886	$248.28	$1,000,022
	10/21/20	—	—	—	—	—	—	—	—	$632,866 (6)
	10/21/20	—	—	—	—	—	—	—	—	$212,031 (7)
Eric R. Dey		—	—	—	—	—	—	—	—	—
John S. Coughlin		$84,375	$168,750	$227,813	—	—	—	—	—	—
	3/27/20	—	—	—	3,059	6,117 (4)	9,176	—	—	$0
	3/27/20	—	—	—	—	1,708 (5)	—	—	—	$0
	3/27/20	—	—	—	—	—	—	25,063	$248.28	$1,200,016
	10/21/20	—	—	—	—	—	—	—	—	$759,489 (6)
	10/21/20	—	—	—	—	—	—	—	—	$212,031 (7)
Alexey Gavrilenya		$75,000	$150,000	$225,000	—	—	—	—	—	—
	3/27/20	—	—	—	3,059	6,117 (4)	9,176	—	—	$0
	3/27/20	—	—	—	—	1,708 (5)	—	—	—	$0
	3/27/20	—	—	—	—	—	—	25,063	$248.28	$1,200,016
	10/21/20	—	—	—	—	—	—	—	—	$759,489 (6)
	10/21/20	—	—	—	—	—	—	—	—	$212,031 (7)
Armando L. Netto (8)		$84,333	$168,665	$253,000	—	—	—	—	—	—
	3/27/20	—	—	—	3,059	6,117 (4)	9,176	—	—	$0
	3/27/20	—	—	—	—	1,708 (5)	—	—	—	$0
	3/27/20	—	—	—	—	—	—	25,063	$248.28	$1,200,016
	10/21/20	—	—	—	—	—	—	—	—	$759,489 (6)
	10/21/20	—	—	—	—	—	—	—	—	$212,031 (7)

48	2021 Notice of Annual Meeting & Proxy Statement

06. 2020 NAMED EXECUTIVE OFFICER COMPENSATION

(1) Reflects the threshold, target and maximum amounts that could be earned under our 2020 annual cash incentive program for each NEO. Payout opportunities for each NEO were reduced by 50% in October 2020 in connection with adjustments made to the awards due to the impact of COVID-19 on the business. The threshold, target and maximum amounts in the table above reflect this reduction. For information concerning this program, see "Compensation Discussion and Analysis—Key Elements of 2020 Named Executive Officer Compensation—Annual Cash Incentive.” See the 2020 Summary Compensation Table for actual amounts earned for 2020 performance.

(2) Reflects the number of stock options granted in 2020 that are subject to time-based vesting. For information concerning these grants and the vesting schedule, see "Compensation Discussion and Analysis—Key Elements of 2020 Named Executive Officer Compensation—Equity Awards.”

(3) Reflects the grant date fair value of Performance Share, Performance-Based RSU, and stock option awards granted to each of the named executive officers in 2020, as well as the incremental fair value associated with the October 2020 adjustments to Performance Share and Performance-Based RSU awards, in each case computed in accordance with FASB ASC Topic 718. Awards with performance conditions are computed based on the probable outcome of the performance condition as of the grant date or modification date for the award. There can be no assurance that the grant date fair value or modification value of stock and option awards will ever be realized by the named executive officers.

(4) Reflects the Performance-Based RSU awards granted in 2020. In October 2020, the performance objectives for these awards were adjusted, and each participating NEO's target Performance-Based RSU award opportunity was reduced to 3,059 restricted stock units (or, for Mr. Freund, 2,549 restricted stock units), with commensurate reductions to the threshold and maximum amounts. For information concerning these grants, see "Compensation Discussion and Analysis—Key Elements of 2020 Named Executive Officer Compensation—Equity Awards.”

(5) Reflects the Performance Share awards granted in 2020. In October 2020, the Adjusted EPS objective for these awards was adjusted, and each participating NEO's Performance Share award opportunity was reduced to 854 shares. For information concerning these grants, see "Compensation Discussion and Analysis—Key Elements of 2020 Named Executive Officer Compensation—Equity Awards.”

(6) Amounts in this row reflect the incremental fair value associated with the October 2020 adjustments to Performance-Based RSU awards, computed as of the modification date in accordance with FASB ASC Topic 718.

(7) Amounts in this row reflect the incremental fair value associated with the October 2020 adjustments to Performance Share awards, computed as of the modification date in accordance with FASB ASC Topic 718.

(8) As Mr. Netto is based in Brazil, his cash compensation is denominated in Brazilian Real. Non-equity incentive plan award amounts for Mr. Netto have been converted to U.S. dollars at an average exchange rate of $1 to R$5.1030 for 2020.

For information regarding the amount of salary and bonus in proportion to total compensation of our NEOs, see "Compensation Discussion and Analysis—Components of Compensation and Target Direct Compensation Mix” above. For information regarding the employment agreements and offer letters with our NEOs, see "Potential Payments Upon Termination or Change in Control” below.

2021 Notice of Annual Meeting & Proxy Statement	49

06. 2020 NAMED EXECUTIVE OFFICER COMPENSATION

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table shows the number of stock options and restricted shares held by the NEOs on December 31, 2020.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (4)
Ronald F. Clarke	6/29/2012	633,333	—	$35.04	6/29/2022	—	—
	12/4/2014	850,000	—	$149.68	12/4/2024	—	—
	1/20/2016	425,000	—	$114.90	1/20/2026	—	—
	1/25/2017	850,000	—	$150.74	1/25/2027	—	—
	8/23/2019	—	—	—	—	25,000 (2)	6,820,750
Charles R. Freund	2/23/2015	44,000	—	$155.65	2/23/2025	—	—
	1/25/2017	88,000	—	$150.74	1/25/2027	—	—
	2/27/2019	5,000	15,000	$231.70	2/27/2029	—	—
	3/27/2020	—	20,886	$196.18	3/27/2030	—	—
	3/27/2020	—	—	—	—	2,549 (3)	695,444
	3/27/2020	—	—	—	—	854 (2)	232,997
Eric R. Dey	1/25/2017	44,000	—	$150.74	1/25/2027	—	—
John S. Coughlin	7/15/2014	28,500	—	$132.24	7/15/2024	—	—
	1/20/2016	64,250	—	$114.90	1/20/2026	—	—
	1/25/2017	88,000	—	$150.74	1/25/2027	—	—
	5/5/2017	30,000	—	$133.40	5/5/2027	—	—
	2/27/2019	3,750	11,250	$231.70	2/27/2029	—	—
	2/27/2019	—	—	—	—	1,625 (2)	443,349
	3/27/2020	—	25,063	$196.18	3/27/2030	—	—
	3/27/2020	—	—	—	—	3,059 (3)	834,587
	3/27/2020	—	—	—	—	854 (2)	232,997
Alexey Gavrilenya	10/21/2015	15,000	—	$144.59	10/21/2025	—	—
	1/25/2017	88,000	—	$150.74	1/25/2027	—	—
	5/5/2017	30,000	—	$133.40	5/5/2027	—	—
	2/27/2019	4,000	12,000	$231.70	2/27/2029	—	—
	3/27/2020	—	25,063	$196.18	3/27/2030	—	—
	3/27/2020	—	—	—	—	3,059 (3)	834,587
	3/27/2020	—	—	—	—	854 (2)	232,997
Armando L. Netto	1/20/2016	18,500	—	$114.90	1/20/2026	—	—
	5/5/2017	30,000	—	$133.40	5/5/2027	—	—
	3/1/2018	7,500	7,500	$199.75	3/1/2028	—	—
	2/27/2019	5,000	15,000	$231.70	2/27/2029	—	—
	3/27/2020	—	25,063	$196.18	3/27/2030	—	—
	3/27/2020	—	—	—	—	3,059 (3)	834,587
	3/27/2020	—	—	—	—	854 (2)	232,997

50	2021 Notice of Annual Meeting & Proxy Statement

06. 2020 NAMED EXECUTIVE OFFICER COMPENSATION

(1) Mr. Netto’s unvested stock options granted on March 1, 2018 will generally vest on December 31, 2021. Messrs. Freund, Coughlin, Gavrilenya and Netto’s unvested stock options granted on February 27,2019 will generally vest ratably on February 27, 2021,2022 and 2023. Messrs. Freund, Coughlin, Gavrilenya and Netto’s unvested stock options granted on March 27, 2020 will generally vest ratably on March 27, 2021, 2022,2023 and 2024.

(2) Messrs. Freund, Coughlin, Gavrilenya and Netto’s 2020 award represents Performance Shares unvested and unearned at December 31, 2020, where performance targets are based on achieving financial or other performance goals for the period ending on December 31, 2020. The Performance Share award granted to Mr. Clarke on August 23, 2019 is generally subject to a performance period commencing on January 1,2019 and ending on December 31, 2021. The Performance Share award granted to Mr. Coughlin on February 27, 2019 does not contain performance objectives and is being evaluated by the Compensation Committee.

(3) Represents Performance-Based RSUs unvested and unearned at December 31, 2020, where performance targets are based on achieving Company-wide or business unit performance goals. These awards were generally subject to a performance period ending on December 31, 2020.

(4) Market value of Performance Shares and Performance-Based RSUs that have not vested is calculated using $272.83, the Company's closing stock price on December 31, 2020.

2020 Option Exercises and Stock Vested

The following table shows the number of stock options exercised and stock vested in 2020 by each of the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Ronald F. Clarke	869,582	$197,368,325	—	—
Charles R. Freund	74,000	$14,704,539	2,601	$691,008
Eric R. Dey	162,000	$25,693,979	2,601	$691,008
John S. Coughlin	107,000	$20,994,768	4,227	$1,122,987
Alexey Gavrilenya	15,000	$3,093,150	2,601	$691,008
Armando L. Netto	49,000	$9,347,389	5,490	$1,458,528

(1) Value realized is calculated based on the closing price of our common stock on the New York Stock Exchange on the date of exercise or vesting. There is no guarantee the NEOs actually received or will receive the value indicated upon the ultimate disposition of the underlying shares of common stock.

Potential Payments Upon Termination or Change in Control

Employment Agreements, Severance and Change of Control Benefits

Ronald F. Clarke

We entered into an employment agreement with Mr. Clarke in 2010, the key terms of which are:

The agreement term automatically renews for successive one-year periods unless we provide notice at least 30 days prior to the expiration date.

Mr. Clarke is entitled to an annual base salary of at least $687,500.
If we terminate Mr. Clarke’s employment other than for “cause” (as defined below), including through non-renewal of the agreement, Mr. Clarke will receive (1) cash severance payments, in equal monthly installments over 12 months, in an amount equal to 150% of his then- current annual base salary plus any accrued and unpaid vacation, (2) payment of his health insurance premiums for coverage under COBRA in amounts equal to those made immediately prior to his termination until, at his election, the earlier of the expiration of the severance period or his commencement of employment with another employer and (3) continuation of coverage during the severance period under our life and disability insurance plans, if permitted by the terms of the plans.

2021 Notice of Annual Meeting & Proxy Statement	51

06. 2020 NAMED EXECUTIVE OFFICER COMPENSATION

If within 12 months following a change in control Mr. Clarke’s employment is terminated by him for “good reason” (as defined below) or by the Company other than for cause, in addition to receiving the severance benefits described above, Mr. Clarke can elect to have us purchase from him any remaining Company common stock and stock options in the Company that he held at January 1, 2010 and still holds. The purchase price would be at the fair market value determined in accordance with the employment agreement. Mr. Clarke no longer holds any Company common stock or stock options that he held at January 1, 2010.

The employment agreement includes customary non- competition and non-solicitation provisions that apply during his employment with the Company and for one year thereafter, as well as customary confidentiality and intellectual property provisions and a mutual non- disparagement provision.

“Cause” is defined, in general, to mean: Mr. Clarke’s (1) failure to render services to us, (2) commission of an act of disloyalty, gross negligence, dishonesty or breach of fiduciary duty, (3) material breach of the agreement, (4) commission of any crime or act of fraud or embezzlement, (5) misappropriation of our assets, (6) violation of material policies, (7) commission of acts generating material adverse publicity toward us, (8) commission or conviction of a felony, or (9) death or inability due to disability to perform his essential job functions for a period of three consecutive months.

“Good reason” is defined to mean, following a change in control, and without Mr. Clarke’s written consent: (1) a significant diminution in the nature and scope of his authority, duties or responsibilities; (2) a reduction in his annual base salary or total compensation and benefits in the amount of 10% or more; (3) his principal place of employment is relocated to a place that is more than 25 miles from the prior principal place of employment; or (4) he is required to be away from his office 25% more than was required prior to the change in control.

“Change in control” for purposes of Mr. Clarke’s employment agreement generally has the meaning given to such term in our 2010 Equity Compensation Plan (the “2010 Plan”), which generally means any of the following: (1) the sale by the Company of all or substantially all of its assets or the consummation by the Company of any merger, consolidation, reorganization, or business combination with any person that results in a substantial change in ownership or leadership, as further described in the definition; (2) the acquisition directly or indirectly by any person or group of beneficial ownership of securities entitled to vote generally in the election of directors of the Company that represent 30% or more of the combined voting power of the Company’s then-outstanding voting securities, subject to certain exceptions as described in the definition; (3) turnover of a majority of the Board, subject to certain exceptions; and (4) the approval by the Company’s shareholders of a liquidation or dissolution of the Company, subject to certain exceptions.

Other NEOs

We have provided offer letters to Messrs. Freund, Dey, Coughlin, Gavrilenya and Netto in connection with their hiring or promotion. Consistent with our historical practice, if any of these NEOs is terminated by us for any reason other than for cause, we will (1) pay cash severance in the amount of six months of continuation of his then-current base salary and (2) provide health benefits for six months, each upon execution of a general release.

Equity Awards

Our NEOs also have rights under outstanding equity awards, which will accelerate (1) if there is a change in control and the award is not continued in full force and effect or there is no assumption or substitution of the award (as described in the applicable award agreement) in connection with such change in control or (2) if the NEO is terminated without cause (as defined in the 2010 Plan) or resigns for good reason (as defined in the 2010 Plan) within two years following a change in control (a “double trigger”).

52	2021 Notice of Annual Meeting & Proxy Statement

06.	2020 NAMED EXECUTIVE OFFICER COMPENSATION

Quantification of Potential Payments

The following table shows the potential payments to the NEOs, other than Mr. Dey, upon a termination of employment in various circumstances, including in connection with a change in control. In preparing the table, we assumed the triggering event occurred on December 31, 2020.

Mr. Dey ceased employment with the Company on December 31, 2020, and did not receive any severance compensation or enhanced benefits in connection with his departure.

Name	Severance Amount ($)(1)	Accelerated Vesting of Equity Awards ($)(2)	Benefits ($) (3)	Total ($)
Ronald F. Clarke
Termination without cause	$1,500,000	—	$29,589	$1,529,589
Termination for good reason or termination without cause following a change in control	$1,500,000	$13,641,500	$29,589	$15,171,089
Change in control	—	—	—	—
Charles R. Freund
Termination without cause	$225,000	—	$15,465	$240,465
Termination without cause following a change in control	$225,000	$2,450,859	$15,465	$2,691,324
Termination for good reason following a change in control	—	$2,450,859	—	$2,450,859
Change in control	—	—	—	—
John S. Coughlin
Termination without cause	$225,000	—	$13,815	$238,815
Termination without cause following a change in control	$225,000	$3,451,375	$13,815	$3,690,190
Termination for good reason following a change in control	—	$3,451,375	—	$3,451,375
Change in control	—	—	—	—
Alexey Gavrilenya
Termination without cause	$200,000	—	$14,266	$214,266
Termination without cause following a change in control	$200,000	$3,482,223	$14,266	$3,696,489
Termination for good reason following a change in control	—	$3,482,223	—	$3,482,223
Change in control	—	—	—	—
Armando L. Netto (4)
Termination without cause	$224,887	—	$2,937	$227,824
Termination without cause following a change in control	$224,887	$6,836,463	$2,937	$7,064,287
Termination for good reason following a change in control	—	$6,836,463	—	$6,836,463
Change in control	—	—	—	—

(1) For Mr. Clarke, represents 150% of his then-current annual base salary and any accrued vacation. For Messrs. Freund, Coughlin, Gavrilenya and Netto, represents six months of their then-current annual base salary.

(2) Under our 2010 Plan and the stock option, restricted share and restricted stock unit agreements with each named executive officer, all awards will accelerate if the executive is terminated without cause within the two-year period following a change in control or the executive resigns for good reason during such period. The value shown above represents the value of the unvested options, restricted shares and restricted stock units held by the named executive officers at December 31, 2020, assuming a value of $272.83 per share, the closing price of our common stock on the New York Stock Exchange on December 31, 2020, for which vesting would be accelerated.

(3) For Mr. Clarke, represents payment of medical, dental and vision benefits for 12 months. For Messrs. Freund, Coughlin, Gavrilenya and Netto, represents the value of continuation of medical, dental and vision benefits for six months.

(4) As Mr. Netto is based in Brazil, his cash compensation is denominated in Brazilian Real. All amounts for Mr. Netto have been converted to U.S. dollars at an average exchange rate of $1 to R$5.1030 for 2020. Potential payments to Mr Netto include the assumed acceleration value of 35,000 performance-based stock options assuming a closing price of the Company’s stock on the date awarded by the Compensation Committee.

2021 Notice of Annual Meeting & Proxy Statement	53

07.	EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information, as of December 31, 2020, with respect to 2010 Plan, which is our only equity compensation plan under which common shares are authorized for issuance. We believe that the exercise price for all of the options granted under this plan reflects at least 100% of fair market value on the dates of grant for the options at issue.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A) (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (B) (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A)) (C) (3)
Equity Compensation Plans Approved by Security Holders	4,963,564	$146.69	2,549,911

Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	4,963,564	$146.69	2,549,911

(1)	Includes performance-based awards assuming the maximum level of performance, which may overstate the dilution associated with such awards.
(2)	The weighted-average exercise price relates to outstanding stock options only. The Company’s restricted share and restricted stock unit awards have no exercise price.
(3)	All of the shares available under the 2010 Plan may be issued for awards other than options, warrants or rights, such as restricted stock.

08.	COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Compensation Committee

Thomas M. Hagerty (Chair) Joseph W. Farrelly Hala G. Moddelmog Steven T. Stull

09.	COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers currently serves on the compensation committee or board of directors of any other company of which any member or proposed member of our compensation committee is an executive officer.

54	2021 Notice of Annual Meeting & Proxy Statement

10.	2020 CEO PAY RATIO

As required by item 402(u) of Regulation S-K, the compensation committee reviewed a comparison of our CEO’s annual total compensation in fiscal year 2020 to that of all other Company employees for the same period. We identified our median employee by determining December 2020 pay (which was our consistently applied compensation measure for purposes of this disclosure) for all of our employees (as defined for purposes Item 402(u) of Regulation S-K), excluding our CEO, who were employed by us on December 31, 2020. For this purpose, the total pay for each employee was determined by calculating such employee’s total December 2020 compensation using the same categories of compensation that are required to be included in the Summary Compensation Table. We then annualized that total for each employee, but did not annualize the compensation for temporary or seasonal employees or make full-time equivalent adjustments. We did not make any cost-of-living adjustments when identifying our median employee. We applied a foreign currency to U.S. dollar exchange rate to the compensation paid in foreign currency based on rates as of December 31, 2020.

The annual total compensation for fiscal year 2020 for our CEO was $1,311,225 as set forth in the 2020 Summary Compensation Table for 2020 above, and for our median employee it was $34,631, making the resulting ratio approximately 38 to 1. This was calculated, in a manner consistent with Item 402(u) of SEC Regulation S-K, based on our payroll and employment records. The SEC rules for identifying the “median employee” and calculating the pay ratio based on that employee’s annual total compensation allow reporting companies to adopt a variety of methodologies, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratios reported by other companies may not be comparable to the pay ratio set forth above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Approximately 63% of our employees are located outside of the United States, in several different countries. In several of these countries the cost of living is much lower than in the United States, as is employee compensation. In light of this, we also conducted a review of compensation for our employees located only in the United States. We included all such employees, and calculated the median of such employees using the same definitions and methodology as described above with respect to our full employee group. We determined that the annual total compensation of the median compensated U.S.-based employee, other than our CEO, was $66,495. The ratio of this employee’s compensation to that of our CEO was 20 to 1.

11.	CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Our audit committee is responsible for reviewing and approving transactions with the Company involving $120,000 or more in any calendar year, and in which certain related persons have a direct or indirect material interest. A related person is: (1) any of our directors, nominees for director or executive officers, (2) any immediate family member of a director, nominee for director or executive officer, and (3) any person, and his or her immediate family members, or entity that was a beneficial owner of 5% or more of any of our outstanding equity securities at the time the transaction occurred or existed. The policy does not apply to compensation and benefits subject to compensation committee approval, transactions below certain dollar thresholds in which the related party’s interest is indirect and other specified transactions. Our policy is published on our website at investor.fleetcor.com.

2021 Notice of Annual Meeting & Proxy Statement	55

12.	DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act of 1934 requires our directors, executive officers, and persons who own more than 10% of our common shares to file reports of their ownership and changes in ownership of our common shares with the SEC. Our employees prepare these reports for our directors and executive officers who request it on the basis of information obtained from them and from our records. Based on information available to us during fiscal year 2020, and representations made to us by the reporting persons, we believe that Mr. King was late in filing for the vesting of restricted stock and shares withheld for taxes upon vesting on February 3, 2020. Mr. Krantz was late filing for the sale of restricted stock on February 2, 2020. Mr. Stull was late filing for the purchase of common stock on March 10, 2020. Mr. Gavrilenya was late filing for the sale of common stock on June 5, 2020.

13.	FIVE YEAR STOCK PERFORMANCE GRAPH

The graph assumes $100 invested on December 31, 2015, at the closing per share price of our common shares on that day ($142.93) through December 31, 2020, and compares (a) the percentage change of our cumulative total shareholder return on the common shares (as measured by dividing (1) the difference between our share price at the end and the beginning of the period presented by (2) the share price at the beginning of the periods presented) with (b) (1) the S&P 500® Data Processing & Outsourced Services index and (2) the S&P 500®.

Relative Share Price Performance Chart

56	2021 Notice of Annual Meeting & Proxy Statement

14.	AUDIT COMMITTEE REPORT

Our audit committee operates under a written charter adopted by the Board. It is available on our website at investor.fleetcor.com under Corporate Governance. The audit committee reviews the charter annually.

The Board reviews annually the NYSE’s listing standards definition of independence for audit committee members to determine that each member of the audit committee meets the standards. The Board has determined that Mr. Macchia is an “audit committee financial expert” as defined by SEC rules.

The Board has the ultimate authority for effective corporate governance, including oversight of management. The audit committee assists the Board in fulfilling its responsibilities by overseeing the Company’s accounting and financial reporting processes, the audits of the Company’s consolidated financial statements and internal control over financial reporting, the qualifications and performance of the independent registered public accounting firm engaged as the Company’s independent auditor, and the performance of the Company’s internal audit function.

The audit committee relies on the expertise and knowledge of management, the internal audit function and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of the Company’s consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of the Company’s system of internal control. Ernst & Young LLP, our independent auditor, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with GAAP. The independent auditor also is responsible for expressing an opinion on the effectiveness of our internal control over financial reporting.

The audit committee met 5 times during 2020. In connection with the audit of our consolidated financial statements for the year ended December 31, 2020, the audit committee, among other actions:

reviewed and discussed the Company’s earnings press release, consolidated financial statements and its annual report on Form 10-K, with management and the independent auditor, reviewed with management and the independent auditor management’s assessment of the effectiveness of our internal control over financial reporting, reviewed with the independent auditor and management, the audit scope of the independent auditor, inquired about significant risks, reviewed the Company’s policies for risk assessment and risk management, and assessed the steps management is taking to control these risks, and met in executive session with the independent auditor.

The audit committee has reviewed and discussed with management and the independent auditor our 2020 audited consolidated financial statements, and the independent auditor’s report on those financial statements. Management represented to the audit committee that the Company’s financial statements were prepared in accordance with GAAP. Ernst & Young LLP presented the matters required to be discussed with the audit committee by Public Company Accounting Oversight Board (United States) Audit Standard AU Section 380 Communications with Audit Committees and Rule 2-07 of SEC Regulation S-X. This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments and the disclosures in the Company’s consolidated financial statements and related footnotes, including the disclosures relating to critical accounting policies.

The audit committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. Ernst & Young LLP has audited the Company’s consolidated financial statements annually since it was first appointed in 2002. Consistent with its charter, the audit committee, along with the Company management and internal auditors, reviewed EY’s performance as part of the audit committee’s consideration of whether to reappoint the firm as our independent auditors. As part of this review of EY, the audit committee considered independence and objectivity, quality of service, evaluations by our management and internal auditors, the quality and candor of communications with the audit committee and management, (v) the length of time the audit firm has served as our independent auditors, the fees for audit and non-audit services, capability and

2021 Notice of Annual Meeting & Proxy Statement	57

14.	AUDIT COMMITTEE REPORT

expertise in the financial services industry and in handling the breadth and complexity of our worldwide operations, the audit approach, and size and reputation. As part of its auditor engagement process, the audit committee considers whether to rotate the independent audit firm, and periodically solicits competitive bids for the independent auditor engagement to help ensure the competitiveness of the independent auditor with respect to each of the factors set forth above. The audit committee also evaluates the selection of the lead audit partner, including their qualifications and performance, most recently appointing the current lead audit partner for the first time in 2019 after consultation with EY concerning several possible candidates.

Based on the criteria described above, the audit committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC. Also, based on the criteria described above, the audit committee has selected Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2021 subject to shareholder ratification. The Board is recommending that shareholders ratify this selection at the annual meeting.

Audit Committee

Richard Macchia (Chair)
Mark A. Johnson
Michael Buckman

15.	AUDIT MATTERS

Fees Billed by Ernst & Young LLP

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2020 and 2019, and fees billed for other services rendered by Ernst & Young LLP during those periods.

Year Ended December 31,
	2020	2019
Audit Fees	$6,879,000	$7,088,000
Audit Related Fees	1,262,000	1,063,000
Tax Fees	340,000	414,000
All Other Fees	4,000	4,000
Total	$8,485,000	$8,569,000

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15.	AUDIT MATTERS

Audit Fees

These amounts represent fees for professional services for the audit of our annual consolidated financial statements and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings and similar engagements for the fiscal year, such as comfort letters, attest services, consents and assistance with review of documents filed with the SEC, as applicable. Audit Fees also include advice on accounting matters that arose in connection with or as a result of the audit or the review of periodic consolidated financial statements and statutory audits that non-U.S. jurisdictions require.

Audit Related Fees

Audit related fees consist of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. This category may include fees related to the performance of audits and attest services not required by statute or regulations, audits of our employee benefit plans, due diligence related to mergers, acquisitions, and investments, additional revenue and license compliance procedures related to performance of the review or audit of our financial statements, and accounting consultations about the application of GAAP to proposed transactions.

Tax Fees and All Other Fees

Fees and expenses paid to Ernst & Young LLP for tax compliance, planning and advice. The audit committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Ernst & Young LLP. None of the services related to the fees described above was approved pursuant to the waiver of pre-approval provisions set forth in the SEC rules.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The audit committee has established a policy for pre-approval of audit and permissible non-audit services provided by the independent auditor and is responsible for fee negotiations with the independent auditor. Each year, the audit committee approves the terms on which the independent auditor is engaged for the ensuing fiscal year. At least quarterly, the Committee will review and, if appropriate, pre-approve services to be performed by the independent auditor, review a report summarizing fiscal year-to-date services provided by the independent auditor, and review an updated projection of the fiscal year’s estimated fees. The audit committee, as permitted by its pre-approval policy, from time to time delegates the approval of certain permitted services or classes of services to a member of the Committee. The Committee will then review the delegate’s approval decisions each quarter. Independent auditor fees are evaluated based on the scope of the proposed work, the overall hours and fees and a reconciliation of overall hours and fees from one year to the next, reasonable and customary fees in the industry, periodic competitive bids, expected increases and decreases based on changes in the Company’s business and other changes such as new acquisitions, expected decrease in hours in the second and subsequent years of owner-ship of an acquired company, and expected impact of new processes such as new revenue recognition standards.

2021 Notice of Annual Meeting & Proxy Statement	59

16.	PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of ten members. Except for our CEO, all of our directors are independent under the NYSE rules.

In 2019, we began to phase out the classified board structure that had been in effect since before we went public in 2010. All directors whose terms expire at this year’s annual meeting will stand for election for a one-year term, expiring at the following annual meeting. At and after the 2022 annual meeting, all directors will be elected annually and we will have no classified director terms.

This year, Steven T. Stull, Michael Buckman, Thomas M. Hagerty, Mark A. Johnson, Archie L. Jones, Jr., Hala G. Moddelmog and Jeffrey S. Sloan will stand for election to the Board for a one-year term. The accompanying proxy will be voted in favor of each individual to serve as a director unless the shareholder indicates to the contrary on the proxy. The Board expects that each of the nominees will be available to serve, but if any of them is unable to serve at the time the election occurs, the Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee.

Our Board of Directors recommends that you vote “FOR” each of the director nominees named above.

17.	PROPOSAL 2: RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021

The audit committee of the Board has selected Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2021. Shareholder ratification of the appointment is not legally required but the audit committee has decided to request that the shareholders ratify the appointment. A representative of Ernst & Young LLP will be present at the annual meeting to answer appropriate questions from shareholders and will have the opportunity to make a statement on behalf of the firm, if desired.

If this proposal is not approved by our shareholders at the annual meeting, the audit committee will reconsider its selection of Ernst & Young LLP. Even if the selection is ratified, the audit committee may, in its discretion, select a different registered public accounting firm at any point during the year if it determines that making a change would be in the best interests of the Company and our shareholders.

Our Board of Directors recommends that you vote “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2021.

60	2021 Notice of Annual Meeting & Proxy Statement

18.	PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Our Board and our shareholders have determined to hold an advisory vote on executive compensation, as required pursuant to Section 14A of the Exchange Act, every year. Accordingly, we are asking shareholders to vote to approve the 2020 compensation of our named executive officers as such compensation is disclosed pursuant to Item 402 of the SEC’s Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and other narrative compensation disclosures required by Item 402. This Proxy Statement contains all of these required disclosures. The following resolution is submitted:

RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of the SEC’s Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and other narrative compensation disclosure set forth in this Proxy Statement is hereby APPROVED.

Because the vote on this proposal is advisory, it will not affect compensation already paid or awarded to any named executive officer and will not be binding on the Company, the Board, or the compensation committee. The Board and compensation committee, however, will review the voting results and take into account the outcome in determining future annual compensation for the named executive officers.

We currently conduct a say-on-pay vote annually. Our next say-on-pay vote is expected to occur at the 2022 annual meeting of shareholders.

Our Board of Directors recommends that you vote “FOR” the approval of executive compensation as set forth above.

19.	PROPOSAL 4: ESTABLISH A RIGHT TO VOTE BY WRITTEN CONSENT

We have received notice of the intention of a shareholder to present the following proposal at the annual meeting. The text of the proposal and supporting statements appear exactly as received. All statements contained in a shareholder proposal and supporting statement are the sole responsibility of the proponent of this proposal. We will provide the proponent’s name and address and the number of shares the proponent beneficially owns upon oral or written request made to the Secretary of the Company.

The following is the text of the shareholder proposal:

Proposal 4 — Adopt a Mainstream Shareholder Right — Written Consent

Shareholders request that our board of directors take such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This includes shareholder ability to initiate any appropriate topic for written consent.

This proposal topic won 95%-support at Dover Corporation and 88%-support at AT&T.

A shareholder right to act by written consent affords FleetCor Technologies management strong deference for any lingering status quo management mentality during the current rapidly changing business environment. Any action taken by written consent would still need 58% supermajority approval from the shares that normally cast ballots at the FleetCor annual meeting to equal a majority from the FleetCor shares outstanding.

The right for shareholders to act by written consent is gaining acceptance as a more important right than the right to call a special meeting. The directors at Intel apparently thought they could divert shareholder attention away from written consent by making it less difficult for shareholders to call a special meeting. However Intel shareholders responded with greater support for written consent in 2019 compared to 2018.

2021 Notice of Annual Meeting & Proxy Statement	61

19.	PROPOSAL 4: ESTABLISH A RIGHT TO VOTE BY WRITTEN CONSENT

Even if we did have a shareholder right to call for a special shareholder meeting it would still be important to have the right to act by written consent.

The year 2020 marked the near extinction of in-person shareholder meetings. With the new style of tightly controlled online shareholder meetings everything is optional. For instance management reporting on the state of the company is optional. Also management answers to shareholder questions are optional even if management misleadingly asks for questions.

The sole content of an online special shareholder meeting can be a few stilted formalities and the announcement of the vote with an almost total absence of communication, outreach or engagement with shareholders. With the near universal use of tightly controlled online annual shareholder meetings meaningful opportunities to raise important matters can be severely restricted because all challenging comments can be easily screened out by management.

For instance Goodyear management hit the mute button right in the middle of a formal shareholder proposal presentation at its 2020 shareholder meeting to bar constructive shareholder criticism. And AT&T management would not allow any proponents of shareholder proposals to read their proposals by telephone at the 2020 AT&T online shareholder meeting.

Now more than ever shareholders need to have the option to take action outside of a shareholder meeting and send a wake-up call to management if need be since tightly controlled online shareholder meetings are a shareholder engagement wasteland.

Please vote “YES”:

Adopt a Mainstream Shareholder Right — Written Consent — Proposal 4

The Company’s Statement in Opposition to the Proposal

Our Board recommends that you vote “AGAINST” for this proposal.

The Board has carefully reviewed this proposal and unanimously recommends a vote AGAINST it for the following key reasons:

the proposed written consent right is unnecessary due to the existing right of shareholders to call a special meeting of shareholders at a 25% threshold;
the Board believes that the proposal would circumvent the protections, procedural safeguards and advantages provided to all shareholders by shareholder meetings; and
our Board’s commitment to strong shareholder engagement practices year-round.

We continually evaluate shareholder feedback and developments in corporate governance and implement appropriate changes to our corporate governance policies and practices that we believe are in the best interests of FLEETCOR and its shareholders.

After thorough consideration, the Board determined that adopting a written consent right is not in the best interests of FLEETCOR or our shareholders at this time for the following reasons:

our robust on and off-cycle engagement ensures we hear the feedback of our shareholders (each as of December 31, 2020): (a) we offered to shareholders representing approximately 50.7% of outstanding shares to meet with the Chair of our governance committee, (b) of those offered, 49.8% accepted the invitation, and (c) after we mailed the 2020 proxy, but before the 2020 shareholder meeting, we offered the opportunity to discuss our proxy with our top 10 shareholders (as of December 31, 2019);

62	2021 Notice of Annual Meeting & Proxy Statement

19.	PROPOSAL 4: ESTABLISH A RIGHT TO VOTE BY WRITTEN CONSENT

other governance rights we already provide our shareholders in addition to the right to call a special meeting, including a declassified board, majority voting in Director elections, Lead Independent Director, proxy access and no supermajority shareholder voting;
the written consent process is less transparent and less democratic than action at a shareholder meeting, because shareholder action by written consent may not result in all shareholders receiving advance notice of, and an opportunity to object to, a proposed action prior to its approval by written consent and does not permit a variety of views on a proposal to be exchanged;
any action being taken by written consent without the knowledge or participation of many shareholders — particularly smaller shareholders — would disenfranchise those shareholders, while enabling other short-term or special-interest investors to approve proposals that are not in the best interests of all shareholders;
action by written consent can create substantial confusion and disruption, as different shareholder groups may solicit multiple written consents simultaneously, some of which may be duplicative or contradictory; and
our current shareholder base and the relatively consistent presence of many shareholders that have owned or controlled the vote of more than 10% of our outstanding shares over the past few years, which makes the 25% threshold to call a special meeting realistic to achieve.

Subject to the ongoing impact of COVID-19, FLEETCOR intends to hold annual meetings, including the 2021 annual meeting, in person. We believe in person annual meetings afford those in attendance a full opportunity to participate and ask questions.

The Board believes that FLEETCOR’s current governance structure strikes an appropriate balance between permitting shareholders to raise important matters at any time and ensuring that all shareholders are afforded an opportunity for meaningful participation in a deliberative and democratic process based on accurate and complete public disclosure. For all of the above reasons, the Board continues to believe that the risk of abuse associated with shareholder action by written consent, FLEETCOR’s commitment to good corporate governance, FLEETCOR’s strong shareholder engagement program and the existing right of FLEETCOR shareholders to call a special meeting with a 25% threshold, make this proposal not in the best interest of all of our shareholders.

Based on the foregoing, our Board of Directors recommends you vote “AGAINST” the shareholder proposal regarding a shareholder right to vote by written consent, if properly presented at the meeting.

Other Business

We know of no other business to be considered at the meeting and the deadline for shareholders to submit proposals or nominations has passed. However, if other matters are properly presented at the meeting, or at any adjournment or postponement of the meeting, and you have properly submitted your proxy, then the named proxies will vote your shares on those matters according to their best judgment.

2021 Notice of Annual Meeting & Proxy Statement	63

20.	ADDITIONAL INFORMATION

Shareholder Proposals

Any proposal that a shareholder wishes to be considered for inclusion in our proxy statement and proxy card for the 2022 annual meeting of shareholders must comply with the requirements of Rule 14a-8 under the Exchange Act and be received no later than December 28, 2021 at the following address, FLEETCOR Technologies, Inc., Attention: Corporate Secretary, 3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305. However, in the event that the annual meeting is called for a date that is not within 30 days before or after June 10, 2022, notice must be received a reasonable time before we begin to print and mail our proxy materials for the 2022 annual meeting of shareholders.

If a shareholder wishes to present a proposal before the 2022 annual meeting but does not wish to have a proposal considered for inclusion in our proxy statement and proxy in accordance with Rule 14a-8 or to nominate someone for election as a director, the shareholder must give written notice to our Corporate Secretary at the address noted above. To be timely, a shareholder’s notice to the Corporate Secretary must be received no earlier than February 10, 2022, which is 120 days prior to the anniversary of this year’s annual meeting, or later than March 12, 2022, which is 90 days prior to the anniversary of this year’s annual meeting. However, in the event that the annual meeting is called for a date that is not within thirty days before or after June 10, 2022, notice by the shareholder must be received by the later of the tenth day following the date of the public announcement and the 90th day prior to the annual meeting. Our bylaws contain specific procedural requirements regarding a shareholder’s ability to nominate a director or submit a proposal to be considered at a meeting of shareholders. The Bylaws are available on our website at investor. fleetcor.com under Corporate Governance.

Solicitation of Proxies

The Company is paying the costs of the solicitation of proxies. We have retained DF King & Co., Inc. to assist in the solicitation of proxies from beneficial owners of shares for the annual meeting. We have agreed to pay DF King a fee of approximately $12,500 plus out-of-pocket expenses. You may contact DF King at (888) 548-6498.

Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet. The Company will pay persons holding common shares in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, in accordance with NYSE Rule 451 for the expense of forwarding solicitation materials to their principals. The Company will pay all proxy solicitation costs in accordance with NYSE Rule 451.

Voting Procedures

Tabulation of Votes: Broadridge Investor Communication Solutions, Inc. will tabulate votes cast by proxy or in person at the meeting. We will report the results in a Form 8-K filed with the SEC within four business days of the annual meeting.

Vote Required; Effect of an Abstention and Broker Non-Votes: The shares of a holder whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the annual meeting for the purpose of determining the presence of a quorum. If you are the beneficial owner of shares held by a broker or other custodian, you may instruct your broker how you would like your shares voted. If you wish to vote the shares you own beneficially at the meeting, you must first request and obtain a proxy from your broker or other custodian. If you choose not to provide instructions or a legal proxy, your shares are referred to as uninstructed shares. Whether your broker or custodian has the discretion to vote these shares on your behalf depends on the ballot item. The following table summarizes the vote threshold required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers.

If you sign and return a proxy card or vote your shares via the Internet but do not provide voting instructions, your shares will be voted as listed in the “Board Voting Recommendation” column in the table above.

Where to find more proxy voting information:

The SEC’s website has a variety of information about the proxy voting process at www.sec.gov/spotlight/proxymatters.shtml.
Contact the Investor Relations department through our website at investor.fleetcor.com or by phone at (770) 417-4697.
Contact the broker or bank through which you beneficially own your shares.

64	2021 Noti\ce of Annual Meeting & Proxy Statement

20.	ADDITIONAL INFORMATION

Proposal Number	Item	Vote Required for Approval	Abstentions	Uninstructed Shares	Board Voting Recommendation
1	To elect the seven directors	Majority of votes cast	Not counted	Not voted	FOR
2	To ratify the reappointment of Ernst & Young LLP as our independent public accounting firm for 2021	Majority of votes cast	Not counted	Discretionary vote	FOR
3	To approve, on an advisory basis, named executive officer compensation	Majority of votes cast	Not counted	Not voted	FOR
4	To vote on a shareholder proposal for a shareholder right to vote by written consent, if properly presented	Majority of votes cast	Not counted	Not voted	AGAINST

Revoking Your Proxy: Shareholders of record may revoke their proxy and change their vote at any time before the polls close at the annual meeting by submitting a subsequent proxy (if you received a proxy card) or by using the Internet, by telephone or by mail to vote after the date of your proxy; sending written notice of revocation to our Corporate Secretary at FLEETCOR, 3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305; or voting in person at the annual meeting. If you hold shares through a bank or broker, please refer to your proxy card or other voting information form forwarded by your bank or broker to see how you can revoke your proxy (if you received one) and change your vote.

Proxy Authority: When you submit your proxy, you authorize Ronald F. Clarke and Charles R. Freund, or either one of them, each with full power of substitution, to vote your shares at the annual meeting in accordance with your instructions or, if no instructions are given, in accordance with the Board’s recommendations as described in the table above.

The proxies, in their discretion, are further authorized to vote on any adjournments or postponements of the annual meeting, for the election of one or more persons to the Board if any of the nominees becomes unable to serve or for good cause will not serve, on matters which the board does not know a reasonable time before making the proxy solicitations will be presented at the annual meeting or any other matters which may properly come before the annual meeting and any postponements or adjournments thereto.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are shareholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your bank or broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your bank or broker, or direct your written request to FLEETCOR Technologies, Inc., Attention: Corporate Secretary, 3280 Peachtree Road, Suite 2400, Atlanta, Georgia 30305, HOUSEHOLDING, and we will deliver a separate copy of the proxy statement upon request. Shareholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their bank or broker. DATED: April 27, 2021

2021 Notice of Annual Meeting & Proxy Statement	65

21.	APPENDIX A

Management’s Use of Non-GAAP Financial Measures

We have included in the discussion above certain financial measures that were not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Below, we define the non-GAAP financial measures, provide a reconciliation of the non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP. The Company’s definitions of the non-GAAP financial measures used herein may differ from similarly titled measures used by others, including within our industry. By providing these non-GAAP financial measures, together with reconciliations to the most directly comparable GAAP financial measures, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing strategic initiatives. In the “Compensation Discus-sion and Analysis” section, we describe certain NEO objectives by referencing “Adjusted EPS”. “Adjusted EPS” is, for purposes of calculating those NEO objectives, the same as adjusted net income per diluted share that is reconciled in this appendix.

Adjusted net income and adjusted net income per diluted share

We have defined the non-GAAP measure adjusted net income as net income as reflected in our statement of income, adjusted to eliminate (a) non-cash stock based compensation expense related to share based compensation awards, (b) amortization of deferred financing costs, discounts and intangible assets, amortization of the premium recognized on the purchase of receivables, and our proportionate share of amortization of intangible assets at our equity method investment, and (c) integration and deal related costs, and (d) other non-recurring items, including unusual credit losses occurring largely due to COVID-19, the impact of discrete tax items, impairment charges, asset write-offs, restructuring costs, gains due to disposition of assets and a business, loss on extinguishment of debt, and legal settlements. We calculate adjusted net income and adjusted net income per diluted share to eliminate the effect of items that we do not consider indicative of our core operating performance.

We have defined the non-GAAP measure adjusted net income per diluted share as the calculation previously noted divided by the weighted average diluted shares outstanding as reflected in our statement of income.

Adjusted net income and adjusted net income per diluted share are supplemental measures of operating performance that do not represent and should not be considered as an alternative to net income, net income per diluted share or cash flow from op-erations, as determined by U.S. generally accepted accounting principles, or U.S. GAAP. We believe it is useful to exclude non-cash share-based compensation expense from adjusted net income because non-cash equity grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time and share based compensation expense is not a key measure of our core operating performance. We also believe that amortization expense can vary substantially from company to company and from period to period depending upon their financing and accounting methods, the fair value and average expected life of their acquired intangible assets, their capital structures and the method by which their assets were acquired; therefore, we have excluded amortization expense from our adjusted net income. We also believe that integration and deal related costs and one-time non-recurring expenses, gains, losses, and impairment charges do not necessarily reflect how our invest-ments and business are performing. We adjust net income for the tax effect of each of these non-tax items.

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21.	APPENDIX A

Set forth below is a reconciliation of adjusted net income and adjusted net income per diluted share to the most directly comparable GAAP measure, net income and net income per diluted share (in millions, except per share amounts):

	2020	2019	2018	2017	2016	2015	2014	2013	2012	2011
Net income	$704	$895	$811	$740	$452	$362	$369	$285	$216	$147
Net income per diluted share	$8.12	$9.94	$8.81	$7.91	$4.75	$3.85	$4.24	$3.36	$2.52	$1.76
Adjustments:
Stock-based compensation expense	43	61	70	93	64	90	38	27	19	22
Amortization of intangible assets, premium on receivables, deferred financing costs and discounts	196	217	227	233	184	181	100	56	38	25
Net gain on disposition of assets/business	—	—	(153)	(109)	—	—	—	—	—	—
Investment (gains) losses	(30)	3	7	45	25	40	—	—	—	—
Loss on write-off of fixed assets	—	2	9	—	—	—	—	—	—	—
Loss on extinguishment of debt	—	—	2	3	—	—	16	—	—	3
Legal settlements and litigation	—	6	6	11	—	—	—	—	—	—
Integration & deal related cost[1]	12	—	—	—	—	—	—	—	—	—
Restructuring and related costs	4	3	5	1	—	—	—	—	—	—
Unauthorized access impact	—	—	2	—	—	—	—	—	—	—
Other non-cash adjustments[2]	90	—	—	—	—	—	(29)	—	—	—
Total pre-tax adjustments	316	291	175	279	274	311	125	83	57	49
Income tax impact of pre-tax adjustments at the effective tax rate[3]	(68)	(62)	(39)	(93)	(67)	(81)	(46)	(24)	(17)	(15)
Impact of investment sale, other discrete item and tax reform[4]	10	(62)	23	(127)	—	—	—	—	—	—
Adjusted net income	$962	$1,062	$970	$799	$659	$593	$448	$343	$256	$182
Adjusted net income per diluted share	$11.09	$11.79	$10.53	$8.54	$6.92	$6.30	$5.15	$4.05	$2.99	$2.17
Diluted Shares Outstanding	86.7	90.1	92.2	93.6	95.2	94.1	87.0	84.7	85.7	83.7

1. Beginning in 2020, the Company included integration and deal related costs in its definition of adjusted net income and adjusted net income per diluted share. Prior year amounts were considered immaterial.

2. Other non-cash adjustments are items reflecting adjustments for contingent consideration and tax indemnification for our 2013 Brazil acquisitions and a large bad debt loss in 2020 in our Cross Border payments business arising from a customer filing for voluntary bankruptcy due to the impact of the pandemic.

3. Includes discrete tax effect of non-cash investment gain. Excludes impact of a Section 199 tax adjustment related to a prior tax year on the 2019 effective income tax rate. Also, excludes the results of our investments on our effective tax rate, as results from our investment are reporting within the Consolidated Income Statements on a post-tax basis and no tax-over-book outside basis differences related to our investments reversed during 2017. Also excludes the net gain realized upon our disposition of Nextraq in 2017.

4. Represents the impact to taxes from a revenue adjustment related to a prior year tax position in 2020, the reversal of a valuation allowance related to the disposition of our investment in Masternaut in 2019 and impact of tax reform adjustments included in our effective tax rate in 2018. Also, includes the impact of a discrete tax item for a Section 199 adjustment related to a prior tax year in 2019.

2021 Notice of Annual Meeting & Proxy Statement	67

FLEETCOR TECHNOLOGIES, INC.
ATTN: CORPORATE SECRETARY
3280 PEACHTREE ROAD, STE 2400
ATLANTA, GA 30305

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D52418-P53913 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FLEETCOR TECHNOLOGIES, INC.

1. Elect Directors nominated by the Board of Directors for a one-year term:

Nominees:	For	Against	Abstain
1a. Steven T. Stull	☐	☐	☐
1b. Michael Buckman	☐	☐	☐
1c. Thomas M. Hagerty	☐	☐	☐
1d. Mark A. Johnson	☐	☐	☐
1e. Archie L. Jones, Jr.	☐	☐	☐
1f. Hala G. Moddelmog	☐	☐	☐
1g. Jeffrey S. Sloan	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.	For	Against	Abstain
2. Ratify the reappointment of Ernst & Young LLP as FLEETCOR's independent public accounting firm for 2021	☐	☐	☐
3. Advisory vote to approve named executive officer compensation	☐	☐	☐
The Board of Directors recommends you vote AGAINST Proposal 4.	**For**	**Against**	**Abstain**
4. Shareholder proposal for a shareholder right to act by written consent, if properly presented	☐	☐	☐

NOTE: This proxy will be voted as directed. If no direction is indicated, this proxy will be voted FOR the election of each of the seven nominees for Director in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposal 4.

Please vote, sign and date this proxy and promptly return it in the enclosed envelope whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may revoke the proxy and vote these shares in person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ANNUAL MEETING OF SHAREHOLDERS OF FLEETCOR TECHNOLOGIES, INC.

June 10, 2021

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Annual Meeting and Proxy Statement and Annual Report on Form 10-K are available at investor.fleetcor.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D52419-P53913

FLEETCOR TECHNOLOGIES, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
June 10, 2021

The undersigned hereby appoints Ronald F. Clarke and Charles R. Freund, either of them, proxies with full power of substitution for and in the name of the undersigned, to vote all shares of stock of FLEETCOR TECHNOLOGIES, INC., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held Thursday, June 10, 2021, 10:00 a.m. Eastern Daylight Time, and at any adjournments or postponements thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated April 27, 2021, and upon any other business that may properly come before the meeting or any postponements or adjournments thereof. The proxies are directed to vote or refrain from voting pursuant to the Proxy Statement as follows and otherwise in their discretion upon all matters that may properly come before the meeting or any postponement or adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

(Continued and to be signed on reverse side)